                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                                PPL Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:



________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

________________________________________________________________________________
          4)   Date Filed:

________________________________________________________________________________
Notes:

SEC 1913 (3-99)

                                                                  [Logo of PP&L]
                                PPL Corporation


                            Notice of Annual Meeting
                                 April 28, 2000

                                      and

                                Proxy Statement
                 (including appended 1999 Financial Statements)

Notice of Annual Meeting of Shareowners

  The Annual Meeting of Shareowners of PPL Corporation ("PPL" or "the Company") will be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 28, 2000, at 1:30 p.m., following the Annual Meeting of Shareowners of PPL Electric Utilities Corporation ("PPL Electric Utilities"). The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

   1. The election of three directors for a term of three years and one director for a term of one year.

   2. The ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2000.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

  After reading the Proxy Statement, please mark, sign, date and return your Proxy as soon as possible, to assure your representation at the meeting. Only Shareowners of record at the close of business on Tuesday, February 29, 2000, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

                                          By Order of the Board of
                                                 Directors.

                                             /s/ Robert J. Grey
                                               Robert J. Grey
                                                 Secretary

March 13, 2000

                                Proxy Statement

  The Company's principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 13, 2000.

OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has established Tuesday, February 29, 2000, as the record date for Shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of the Company will not be closed. The Articles of PPL divide the Company's voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 143,696,625 shares of Common Stock was outstanding on the Record Date. Each outstanding share of Common Stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

  As of February 15, 2000, there are no entities known by the Company to own more than five percent of any class of stock entitled to vote at the Annual Meeting.

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors and FOR the Ratification of the Appointment of Independent Accountants. Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

  Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PPL Electric Utilities, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant's account will be voted in accordance with the participant's instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if Proxies are not returned.

  To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PPL Electric Utilities. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PPL or its subsidiaries or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

  Regarding Proposal 1 (the election of directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person's name in the list of nominees on the accompanying Proxy. In order to be approved, Proposal 2 (the Ratification of the Appointment of Independent Accountants) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class.

PROPOSAL 1: ELECTION OF DIRECTORS

  PPL has a classified Board of Directors, currently consisting of nine directors divided into three classes. These classes consist of three directors whose terms will expire at the 2000 Annual Meeting, three directors whose terms will expire at the 2001 Annual Meeting, and three directors whose terms will expire at the 2002 Annual Meeting. Since the directors of the Company also serve as the directors of PPL Electric Utilities, terms and length of service for the Company include PPL Electric Utilities tenure.

  The nominees this year are John W. Conway, E. Allen Deaver, Elmer D. Gates and W. Keith Smith. Messrs. Deaver and Gates are currently serving as directors, while Messrs. Conway and Smith would be elected as new directors. Messrs. Deaver and Gates were elected by the Shareowners at the 1997 Annual Meeting. If elected by the Shareowners, Messrs. Conway, Deaver and Gates would serve until the 2003 Annual Meeting and until their successors shall be elected and qualified. If elected by the Shareowners, Mr. Smith would serve until the 2001 Annual Meeting and until his successor shall be elected and qualified. Following the election of these four nominees and the retirement of two directors as discussed below, there would be nine members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 2001 Annual Meeting, three directors whose terms would expire at the 2002 Annual Meeting, and three directors whose terms would expire at the 2003 Annual Meeting.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

                            The Board of Directors
                recommends that Shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

               JOHN W. CONWAY, 54, is President and Chief Operating Officer of Crown, Cork & Seal Company, Inc., Philadelphia, Pa., a position he has held since 1998. Crown, Cork & Seal is a leading international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown, Cork & Seal in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past-President of the Can Manufacturers Institute and is a director of Crown, Cork & Seal, the National Food Processors Association, West Pharmaceutical Services and Chestnut Hill College. He received his B.S. in Economics from the University of Virginia and his law degree from the Columbia University Law School.
[Photo of Conway]

               E. ALLEN DEAVER, 64, retired in January 1999 as Executive Vice President and a director of Armstrong World Industries, Inc., Lancaster, Pa., a manufacturer of interior furnishings and specialty products. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering and joined Armstrong in 1960. He is a director of the Internacional de Ceramica S.A. (Mexico), Penn State Geisinger Health System and Donsco, Inc. Mr. Deaver, chair of the Compensation and Corporate Governance Committees of PPL and PPL Electric Utilities and a member of the Executive and Finance Committees of PPL and PPL Electric Utilities, has been a director since 1991.
[Photo of Deaver]

               ELMER D. GATES, 70, retired in December 1999 as Vice Chairman of Fuller Company, Bethlehem, Pa., a company involved in the design and manufacture of plants, machinery and equipment used in the cement, paper, power and processing industries. He has a B.S. in Mechanical Engineering from Clarkson College. Mr. Gates is a former director of Ambassador Bank, Chairman of the Board of SI Handling Systems, Inc., a director of the Lehigh Valley Economic Development Corporation and president of the Lehigh Valley Partnership. Mr. Gates, chair of the Finance Committees of PPL and PPL Electric Utilities and a member of the Compensation and Corporate Governance and Executive Committees of PPL and PPL Electric Utilities, has been a director since 1989.
[Photo of Gates]

               W. KEITH SMITH, 65, served as Vice Chairman of Mellon Financial Corp. and Senior Vice Chairman of Mellon Bank N.A., Pittsburgh, Pa., as well as a director of both organizations, until his retirement in 1998. Mr. Smith also is a director of Dentsply International, Inc. He currently serves on the board of Allegheny General Hospital and several other not-for-profit boards. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan and his M.B.A. from the University of Western Ontario, Graduate School of Business Administration.
[Photo of Smith]

DIRECTORS CONTINUING IN OFFICE:



               FREDERICK M. BERNTHAL, 57, is President of Universities Research Association (URA), Washington, D.C., a position he has held since 1994. URA is a consortium of 87 major research universities, and is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is Chair of the Nuclear Oversight Committee of PPL Electric Utilities, and a member of the Audit Committee of PPL. He has been a director since 1997; his term ends in 2002.
[Photo of Bernthal]




               WILLIAM J. FLOOD, 64, is Secretary-Treasurer of Highway Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and general contractors. Mr. Flood received a B.A. from Dartmouth College and joined HESCO in 1960. He is a director of HESCO, Penn State Geisinger Health System, Hescorp, Inc., PNC Bank (Northeast PA) and First Florida Bank. A member of the Audit Committee of PPL and the Nuclear Oversight Committee of PPL Electric Utilities, Mr. Flood has been a director since 1990; his term ends in 2002.

[Photo of Flood]



               FRANK A. LONG, 59, is Executive Vice President of PPL and Executive Vice President and Chief Operating Officer of PPL Electric Utilities. Mr. Long received a B.S. in Electrical Engineering from Northeastern University, and joined PPL Electric Utilities in 1963. Senior Vice President-System Power & Engineering from 1990 until 1993, he was named to his present PPL Electric Utilities position in 1993 and to his PPL position in February 1995. Mr. Long is a member of the Pennsylvania Electric Association Executive Committee, and a director of the Smart Discovery Center. Mr. Long has been a director since 1993; his term ends in 2002.
[Photo of Long]

               WILLIAM F. HECHT, 56, is Chairman, President and Chief Executive Officer of both PPL and PPL Electric Utilities. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PPL Electric Utilities in 1964. He was elected President and Chief Operating Officer in 1991 and was named to his present PPL Electric Utilities position in 1993, and to his PPL position in February 1995. Mr. Hecht is a director of a number of civic and charitable organizations. He is chair of the Executive Committees of PPL and PPL Electric Utilities and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL. Mr. Hecht has been a director since 1990; his term ends in 2001.

[Photo of Hecht]


               STUART HEYDT, 60, is Chief Executive Officer of the Penn State Geisinger Health System, a not-for-profit corporation involved in health care and related services. Dr. Heydt, who specializes in maxillofacial surgery, attended Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Bucknell University and Wilkes University. He is chair of the Audit Committee of PPL and a member of the Compensation and Corporate Governance and Executive Committees of PPL and PPL Electric Utilities. Dr. Heydt has been a director since 1991; his term ends in 2001.

[Photo of Heydt]


DIRECTORS RETIRING AS OF THE ANNUAL MEETING:

  The following directors are retiring as of the Annual Meeting. These directors have provided valued advice to the Company, and we wish them well in their retirements and future endeavors.


               NORMAN ROBERTSON, 72, served as Senior Vice President and Chief Economist of Mellon Bank N.A., Pittsburgh, Pa., until his retirement in 1992. Mr. Robertson is an independent economic advisor to Smithfield Trust Company, a private investment management firm. He is also an Adjunct Professor of Economics at Carnegie Mellon University.

[Photo of Robertson]


               MARILYN WARE, 56, is Chairman of American Water Works Company, Inc., Voorhees, N.J., a position she has held since 1988. American Water Works is the largest water utility holding company in the country. In addition, she served as a director of Penn Fuel Gas, Inc. from 1990 to 1998 and is a director of CIGNA Corp. She attended American University and the University of Pennsylvania.
[Photo of Ware]

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

  The Board of Directors held eleven meetings during 1999. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 1999 was 93%.

Compensation of Directors

  Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $50,000 per year, of which a minimum of $32,000 is allocated to a deferred stock account under the Directors Deferred Compensation Plan ("DDCP"); a fee of $1,000 for attending Board of Directors meetings, Committee meetings and other meetings at the Company's request; and a fee of $150 for participating in meetings held by telephone conference call. Only one attendance fee is paid when the Boards of PPL and PPL Electric Utilities meet on the same day, and when "dual" committee meetings are held on the same day. Also, only one retainer is paid for services on the Boards of both the Company and PPL Electric Utilities.

  Non-employee directors may elect to defer all or any part of the retainer and fees, pursuant to the DDCP. Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the directors' retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director's deferred stock account. As with the DDCP benefits, this additional deferred stock together with applicable dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

Stock Ownership

  All directors and executive officers as a group own 3.70% of PPL's Common Stock. As a result of the Company's 1998 acquisition of Penn Fuel Gas, Inc., Ms. Ware owns 3.31% of PPL's Common Stock. Each of the other directors and executive officers own less than 1% of PPL's Common Stock. The following table sets forth certain ownership of the Company's stock as of January 1, 2000:

                                                                   Shares of
                                                                  Common Stock
                                                                  Beneficially
                   Name                                             Owned/1/
                   ----                                           ------------
         F. M. Bernthal..........................................      6,308
         R. G. Byram.............................................     47,266
         P. T. Champagne.........................................     25,279
         J. W. Conway............................................      1,000
         E. A. Deaver............................................     13,327
         W. J. Flood.............................................      9,705
         E. D. Gates.............................................     20,161
         R. J. Grey..............................................     37,207
         W. F. Hecht.............................................    216,999
         S. Heydt................................................      9,725
         F. A. Long..............................................     95,901
         N. Robertson............................................      8,151
         W. K. Smith.............................................      2,000
         M. Ware.................................................  4,759,524/2/
         All 18 executive officers and directors as a group......  5,315,927

-------
/1 /The number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan and shares which may be acquired upon the exercise of stock options granted under the Company's Incentive Compensation Plan; (v) with respect to non-employee directors, shares credited to their deferred stock account under the DDCP, as follows: Dr. Bernthal, 6,108, Mr. Deaver, 10,123 shares, Mr. Gates, 11,393 shares, Dr. Heydt, 6,795 shares, Messrs. Flood and Robertson, 2,408 shares each and Ms. Ware, 1,832 shares; and (vi) with respect to non-employee directors, additional deferred stock credited to them in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver, 1,771 shares, Mr. Flood, 2,101 shares, Mr. Gates, 2,805 shares, Dr. Heydt, 1,320 shares, and Mr. Robertson, 3,842 shares. These directors do not have voting or dispositive power over the shares credited to their deferred stock accounts.

/2 /Includes 4,241,497 shares held by a family limited partnership with respect to which Ms. Ware has voting and dispositive power; 58,319 shares owned by trusts and a foundation with respect to which Ms. Ware has shared voting and dispositive power; and 457,876 shares owned by Ms. Ware's mother. Ms. Ware disclaims beneficial ownership of 4,114,881 of such shares.

Board Committees

  The Board of Directors has four standing committees--the Executive, Audit, Compensation and Corporate Governance, and Finance Committees. Each non-employee director usually serves on one or more of these and PPL Electric Utilities' Board committees. (PPL Electric Utilities' committees include the Executive, Compensation and Corporate Governance, Finance, and Nuclear Oversight Committees.) The Audit, Compensation and Corporate Governance, Finance and Nuclear Oversight Committees are composed entirely of non-employee directors.

  Executive Committee. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the

Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee of the Company met three times in 1999. The members of the Executive Committee for both the Company and PPL Electric Utilities are Mr. Hecht (chair), Dr. Heydt and Messrs. Deaver, Gates and Robertson.

  Audit Committee. The principal functions of the Audit Committee are to provide governance and assist the Company's Board of Directors in the oversight of executive management's responsibilities related to the Company's internal control process and external reporting. This internal control process is designed to provide reasonable assurance regarding the achievement of the Company's objectives in the areas of effectiveness and efficiency of operations, reliability of financial reporting, and compliance with laws, regulations and standards of integrity. This committee met three times in 1999. The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Flood and Ms. Ware.

  Compensation and Corporate Governance Committee. The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. For those individuals who are senior officers of both the Company and PPL Electric Utilities, the Compensation and Corporate Governance Committees of both companies act jointly to set remuneration for services to both companies. Another principal Committee function is to develop and review criteria for the qualifications of Board members, to establish and administer programs for evaluating the performance of Board members and to identify and recommend to the Board of Directors candidates for election to the Board. This committee met six times in 1999. The members of the Compensation and Corporate Governance Committee for both the Company and PPL Electric Utilities are Mr. Deaver (chair), Messrs. Gates and Robertson and Dr. Heydt.

  Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 2001 Annual Meeting must be received by seventy-five days prior to the 2001 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  Finance Committee. The principal functions of the Finance Committee are to approve specific Company financings and corporate financial policies; to review the Company's annual capital and operating budgets, financing plans and overall financial strategy; and to review the activities of the unregulated subsidiaries of the Company. The Finance Committee met ten times in 1999. The members of the Finance Committee for both the Company and PPL Electric Utilities are Mr. Gates (chair), Messrs. Deaver and Robertson and Ms. Ware.

Retirement Plans for Executive Officers

  PPL Electric Utilities officers upon retirement are eligible for benefits under the PPL Electric Utilities Retirement Plan and the Supplemental Executive Retirement Plan ("SERP"). The following table shows the estimated annual retirement benefits for executive officers payable under these Plans:

                     Estimated Annual Retirement Benefits
                        at Normal Retirement Age of 65
                         Officers Hired Before 1/1/98

                                           Years of Service
       Five-Year
        Average
         Annual
      Compensation        15 Years           20 Years           25 Years           30 Years
      ------------        --------           --------           --------           --------
        $300,000          104,304            144,804            159,804            174,804
         350,000          124,554            171,804            189,304            206,804
         400,000          144,804            198,804            218,804            238,804
         450,000          165,054            225,804            248,304            270,804
         500,000          185,304            252,804            277,804            302,804
         550,000          205,554            279,804            307,304            334,804
         600,000          225,804            306,804            336,804            366,804
         650,000          246,054            333,804            366,304            398,804
         700,000          266,304            360,804            395,804            430,804
         750,000          286,554            387,804            425,304            462,804
         800,000          306,804            414,804            454,804            494,804
         850,000          327,054            459,000            484,304            526,804
         900,000          347,304            468,804            513,804            558,804
         950,000          367,554            495,804            543,304            590,804
       1,000,000          405,000            540,000            590,000            640,000
       1,050,000          425,250            567,000            619,500            672,000
       1,100,000          445,500            594,000            649,000            704,000
       1,150,000          465,750            621,000            678,500            736,000
       1,200,000          486,000            648,000            708,000            768,000

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 1997, 1998 and 1999; Mr. Long deferred $31,200 for each of 1997, 1998 and 1999; and Mr. Champagne deferred $17,550 in 1997, $20,800 in 1998, and $25,500 in 1999.) For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

  As of January 1, 2000, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram and Grey were 29.8, 32.4, 23.3 and 4.7, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP, and Mr. Grey, who is entitled to 15.4 years of additional credited service).

  For officers hired on or after January 1, 1998, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP;
(ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee's date of hire instead of at age 30.

  The following table shows the estimated annual retirement benefits for executive officers payable under the new SERP formula:

                     Estimated Annual Retirement Benefits
                        at Normal Retirement Age of 65
                       Officers Hired On or After 1/1/98

                                           Years of Service
       Five-Year
        Average
         Annual
      Compensation        15 Years           20 Years           25 Years           30 Years
      ------------        --------           --------           --------           --------
        $300,000           90,000            120,000            142,500            165,000
         350,000          105,000            140,000            166,250            192,500
         400,000          120,000            160,000            190,000            220,000
         450,000          135,000            180,000            213,750            247,500
         500,000          150,000            200,000            237,500            275,000
         550,000          165,000            220,000            261,250            302,500
         600,000          180,000            240,000            285,000            330,000
         650,000          195,000            260,000            308,750            357,500
         700,000          210,000            280,000            332,500            385,000
         750,000          225,000            300,000            356,250            412,500
         800,000          240,000            320,000            380,000            440,000
         850,000          255,000            340,000            403,750            467,500
         900,000          270,000            360,000            427,500            495,000
         950,000          285,000            380,000            451,250            522,500
       1,000,000          300,000            400,000            475,000            550,000
       1,050,000          315,000            420,000            498,750            577,500
       1,100,000          330,000            440,000            522,500            605,000
       1,150,000          345,000            460,000            546,250            632,500
       1,200,000          360,000            480,000            570,000            660,000

  For existing officers, as of January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

  As President of PPL Global, Inc. ("PPL Global"), Mr. Champagne is covered by that company's Officers Retirement Plan. That plan provides a retirement benefit, computed on the basis of the life annuity form of pension payable at age 60, determined by multiplying Mr. Champagne's five-year annual average compensation (which includes salary, including deferrals to the PPL Global Officers Deferred Compensation Plan, bonus, and restricted stock but excluding any dividends paid on restricted stock) times 2% for each year of service completed by age 60. This benefit is reduced for retirement prior to age 60 and, in some cases, by pensions received from prior employment. As of January 1, 2000, the years of credited service for Mr. Champagne for purposes of this benefit were 11.6.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives for the last three fiscal years, for service for PPL and its subsidiaries. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.


                                                                        Long-Term
                                        Annual Compensation           Compensation
                ------------------------------------------------------------------------------------
                                                    Other Annual   Restricted             All Other
          Name and                Salary/1/ Bonus/1/ Compensation/2/ Stock Award/3/ Options Compensation/4/
     Principal Position      Year    ($)      ($)        ($)            ($)       (#)         ($)
------------------------------------------------------------------------------------------------------
  William F. Hecht           1999 689,178  448,630          0        258,263    155,550     5,826
   Chairman, President and   1998 644,604  267,998          0        193,320          0     6,001
   Chief Executive Officer   1997 609,550  107,360          0        281,435          0     4,704

  Frank A. Long              1999 464,651  248,357          0        150,209     63,670     5,869
   Executive Vice President  1998 439,735  157,872          0        115,290          0     6,048
                             1997 414,704   85,698          0        167,599          0     4,750

  Robert G. Byram            1999 291,796  119,136     11,230         80,763     27,010     5,074
   Senior Vice President     1998 279,847   81,200     10,770         62,910          0     5,185
   and Chief Nuclear         1997 264,967   50,880          0         91,630          0     3,916
   Officer--PPL Electric
    Utilities

  Robert J. Grey             1999 291,796  119,136          0         80,763     27,010     3,894
   Senior Vice President,    1998 279,674   81,200          0         62,910          0     3,907
   General Counsel and       1997 249,900   48,000          0         86,488          0     2,682
   Secretary

  Paul T. Champagne          1999 214,713  208,900          0         77,434     18,230         0
   President--PPL Global     1998 161,828   99,630          0          1,930          0         0
                             1997 146,879   57,551          0          2,050          0         0


-------
/1/Salary and bonus data include deferred compensation.
/2/Includes longevity pay (which is compensation for vacation earned, but not taken).
/3/The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1999, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht--25,240 shares ($577,365); Mr. Long--15,040 shares ($344,040); Mr. Champagne--5,900 shares ($134,963); Mr. Byram--8,350 shares ($191,006); and Mr. Grey--7,970 shares ($182,314). These year-end data do not include awards made in January 2000 for 1999 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years.
/4/Includes Company contributions to the Officers' Deferred Savings Plan and the ESOP accounts.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on option grants in fiscal 1999 to the named executive officers.

                                         Individual Grants/1/             Grant Date Value
                                         ---------------------            ----------------
                                           % of
                                           Total
                                          Options
                            Number of     Granted
                           Securities       to
                           Underlying    Employees Exercise or Expiration   Grant Date/2/
                         Options Granted  in 1999  Base Price     Date      Present Value
  Name                   --------------- --------- ----------- ---------- ----------------
W. F. Hecht.............     155,550       14.9     $26.8438    4/23/09       510,204
F. A. Long..............      63,670        9.0      26.8438    4/23/09       208,838
R. G. Byram.............      27,010        3.8      26.8438    4/23/09        88,593
R. J. Grey..............      27,010        3.8      26.8438    4/23/09        88,593
P. T. Champagne.........      18,230        2.6      26.8438    4/23/09        59,794

-------
/1 /Exercisable in three equal annual installments beginning April 23, 2000. /2 /Values indicated are an estimate based on a modified Binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified Binomial option pricing model.

   Assumptions used for the modified Binomial model are as follows:

              Risk-free interest
               rate...................  5.61%
              Volatility.............. 16.19%
              Dividend yield..........  6.60%
              Time of exercise........ 10 years

CHANGE IN CONTROL ARRANGEMENTS

  The Company has entered into agreements with each of the named executive officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by the Company, or any prior severance agreement.

  Each of the agreements continues in effect until December 31, 2000, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates the officer's employment following a change in control for any reason other than death, disability, retirement or "cause," or if the officer terminates employment for "good reason" (as such terms are defined in the agreements).

  The benefits consist of a lump sum payment equal to three times the sum of
(a) the officer's base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. (This bonus amount would include the value of restricted stock awards for calendar years prior to 1999.) In addition, under the terms of each agreement, the Company would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, the Company would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Compensation and Corporate Governance Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

JOINT REPORT OF THE COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEES REGARDING EXECUTIVE COMPENSATION

GENERALLY

  PPL (the "Company") is the parent holding company of PPL Electric Utilities Corporation ("PPL Electric Utilities"), and PPL Electric Utilities is its principal subsidiary. The members of the Company's Compensation and Corporate Governance Committee--all independent outside directors--and Board of Directors also serve in the same capacity for PPL Electric Utilities. Certain senior officers of the Company are also senior officers of PPL Electric Utilities. For those individuals, references below to the Committee and Board of Directors refer to the Committee and Board of Directors of both the Company and PPL Electric Utilities and discussions of their compensation include compensation earned for services to both the Company and PPL Electric Utilities.

  During 1999, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other executive officers who are listed in the Summary Compensation Table in the Company's Proxy Statement or the PPL Electric Utilities Information Statement ("senior officers"). The Committee established the compensation and benefit practices for these individuals as senior officers of the Company and its subsidiaries, including PPL Electric Utilities and PPL Global, Inc. (a subsidiary of the Company which invests in and develops world-wide power projects) ("PPL Global"). Except for Mr. Champagne, these individuals are also executive officers of PPL Electric Utilities./1/

  For 1999, the Company had in place two major components of executive compensation for the senior officers--base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions--both within the Company and in other companies--and individual executive performance. Incentive compensation is based on corporate performance./2/ For 1999, the incentive program had three separate elements. Under the Company's Short-Term Incentive Plan, cash awards were made to the senior officers based on the achievement of key corporate financial and operational goals. Under the Company's Incentive Compensation Plan, restricted shares of the Company's common stock were granted to the senior officers based on the achievement of certain strategic goals designed to position the Company for success in the new competitive environment. Incentive goals and performance targets for these cash and stock awards were developed by the Committee, and all awards were granted by the Committee. Finally, under the Incentive Compensation Plan, the Committee granted stock options to the senior officers. Because these options give officers the right to buy a fixed number of shares of Company stock in the future at an exercise price based on the market price on the grant date, the option value is tied directly to increases in the stock price and these options closely align management and shareowner interests.

-------

/1 /Mr. Champagne has no position with PPL Electric Utilities, but is an executive officer of the Company by virtue of his position as President of PPL Global, Inc.
/2 /Because of his position as President of PPL Global, Inc., Mr. Champagne's incentive compensation is based on separate goals and performance targets established for that position.

BASE SALARIES

  In general, the Committee's objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by outside compensation consultants. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that individual.

  In January 1999, the Committee reviewed salary ranges for the senior officers by comparing these salary levels with levels within the utility industry generally, and, more specifically, with executive compensation levels at 15 comparable utilities. All of the comparison companies were included in the EEI (Edison Electric Institute) Index of Investor-owned Electric Utilities, which is displayed in the stock performance graph on page 16. The 15 utilities used for comparison purposes were selected based on their similarity to PPL Electric Utilities in terms of annual revenues and other measures of size.

  After reviewing salary data for executive positions at comparable utilities, the Committee reviewed the actual salaries and performance appraisals of each of the senior officers. In the case of the Chief Executive Officer, the Committee considered the directors' individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other senior officers.

  Upon completion of this review, the Committee established the 1999 salaries of the senior officers. As of January 1999, Mr. Hecht's total compensation was about 24.2% less than the average total compensation of the chief executive officers of the comparable companies. Also, the total compensation of the senior executives as a group was approximately 20.9% less than the average paid to their counterparts at these companies. Considering this information and individual performance, the Committee made appropriate salary adjustments, effective as of January 1, 1999./3/

INCENTIVE AWARDS

  The incentive awards component of executive compensation is based on the Company's achievement of specific corporate financial, operational and strategic goals and increases in shareowner value. This incentive program achieves the Company's objective of placing a large portion of executive compensation "at risk" based on such corporate performance. The incentive awards are made in the form of cash, restricted Company stock and stock options.

Cash Awards

  Under the Company's Short-Term Incentive Plan, cash awards are made to officers for the achievement of specific, independent goals established for each calendar year. For 1999, the following award targets as a percentage of base salary were established for each officer based on accountability level:
Chief Executive Officer--60%; Executive Vice President--50%; and Sr. Vice President--40%.

  Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

-------

/3/Mr. Champagne became President of PPL Global on May 24, 1999, and his salary was established effective on that date based on the Committee's May 1999 review of salaries for similar subsidiary positions in both regulated and non-regulated companies.

  The goal categories for 1999 were related to specific financial and operational performance measures for the Company and its subsidiaries, successful completion of PPL Electric Utilities' securitization program, business growth, acquisition of additional domestic generation and progress in positioning the Company and its subsidiaries for success in the competitive market.

  The weightings for each of these general categories varied by the level of the individual officers to reflect the different levels of influence they have on attainment of the goals, as follows:

                                                    Goal Category
                                      ------------------------------------------
                                                Operational--
                                                PPL Electric    Operational--
  Officer Level                       Financial   Utilities   Other Subsidiaries
  -------------                       --------- ------------- ------------------
Chief Executive Officer..............     45%         30%             25%
Executive Vice President.............     45          30              25
Sr. Vice President...................     30          40              30

  When the level of goal attainment in each of the above categories was measured at the end of the year and the category weightings shown above were multiplied by the annual award target for each position, each officer's cash award was determined for 1999 performance.

Restricted Stock Awards

  Under the Company's Incentive Compensation Plan, restricted Company stock also is made available to officers based on the achievement of strategic objectives designed to position the Company to continue to provide value to its shareowners. Goals for 1999 were related to progress in the Company's ongoing corporate realignment project, pursuit of new domestic generation opportunities, business growth in energy marketing and succession planning. Annual awards are based on the achievement of these strategic goals. The 1999 award targets as a percentage of base salary varied by accountability level, as follows: Chief Executive Officer--40%; Executive Vice President--35%; and Sr. Vice President--30%.

  Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

  The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Incentive Compensation Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion. In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock to the senior officers under the Incentive Compensation Plan have been restricted for a period of three years.

Stock Option Awards

  Under the Company's Incentive Compensation Plan, as amended and approved by shareowners at the 1999 Annual Meeting, the Committee in 1999 for the first time granted officers options to purchase shares of the Company's common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price and, therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term total return to shareowners. Additionally, the option grants include vesting and termination provisions which the Committee believes will encourage the option holders to remain employees of the Company. As with the cash and restricted stock awards discussed above, the stock option grants varied by accountability level based on similar award targets.

                                  * * * * * *

  The 1999 incentive awards made to the five most highly compensated executive officers are shown on pages 10 and 11. The Committee based the cash and restricted stock awards for these officers solely on the corporate goals achieved. In January 2000, the Committee reviewed performance achieved during 1999 for the financial and operational goals under the Short-Term Incentive Plan. During 1999, the Company achieved 102% to 107% of these goals. As a result of the weighting system described above, the senior officers received the following incentive cash awards as a percent of base salary: Mr. Hecht--64.1%; Mr. Long--53.4 %; Mr. Biggar--43.9 %; Mr. Byram--40.8 %; and Mr. Grey--40.8 %. Mr. Champagne received a 1999 short-term incentive award of 83.6% of base salary, based on separate goals related to PPL Global's business.

  In January 2000, the Committee also reviewed the Company's performance on the established strategic goals under the Incentive Compensation Plan. During 1999, the Company achieved 95% of these goals. Applying the award targets set forth above, the senior officers received the following restricted stock awards as a percent of base salary: Mr. Hecht--38.0%; Mr. Long--33.3%; Mr. Biggar--28.5%; Mr. Byram--28.5%; and Mr. Grey--28.5%. Mr. Champagne received a 1999 strategic incentive award of 31.9% of base salary, based on separate goals related to PPL Global's business.

  Finally, the Committee made the following awards of non-qualified stock options in April 1999 under the Incentive Compensation Plan: Mr. Hecht--155,550 options; Mr. Long--63,670 options; Mr. Biggar--19,060 options; Mr. Byram-- 27,010 options; Mr. Champagne--18,230 options; and Mr. Grey--27,010 options.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1999 salary, the Committee reviewed the salaries of the chief executive officers of the 15 comparison utilities referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1998 salary was below the average earned by incumbents in similar positions at those utilities. As a result of this review and Mr. Hecht's performance, the Committee set his 1999 salary at $700,000, effective January 1, 1999.

  Based on the Company's 1999 performance on the specific corporate financial and operational goals discussed above, Mr. Hecht received a cash award equal to approximately 64.1% of his salary. Based on the Company's 1999 performance on the strategic goals discussed above, Mr. Hecht received a restricted stock award equal to approximately 38.0% of his salary. In addition, in 1999 Mr. Hecht was granted 155,550 stock options.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. In this regard, shareowners at the 1999 Annual Meeting approved (i) the amendment of the Company's Incentive Compensation Plan to enable the Company to make stock option awards under that Plan that are deductible under Section 162(m); and
(ii) the adoption of the Short-Term Incentive Plan under which cash awards to officers can be deductible under Section 162(m). The Committee will continue to seek ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise the Company's ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

                                      The Compensation and Corporate
                                      Governance Committee
                                         E. Allen Deaver, Chair
                                         Elmer D. Gates
                                         Stuart Heydt
                                         Norman Robertson

STOCK PERFORMANCE GRAPH

  The following graph depicts the performance of the Company's common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor's 500 Index provides some indication of the performance of the overall stock market, and the EEI Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI Index is a comprehensive, widely recognized industry index that includes approximately 83 investor-owned domestic electric utility companies.




                        [Comparison Graph Appears Here]

                          12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                          -------- -------- -------- -------- -------- --------
PPL Corporation**........  100.00   142.04   140.35   157.81   194.05   165.45
S&P 500 Index............  100.00   137.58   169.17   225.60   290.08   351.12
EEI Index of Investor-
 owned Electric
 Utilities...............  100.00   131.02   132.59   168.88   192.34   156.57

-------
* Assumes investing $100 on 12/31/94 and reinvesting dividends in PPL common stock, S&P 500 Index, and EEI Index of Investor-owned Electric Utilities.
** Effective April 27, 1995, all of the outstanding shares of common stock of PPL Electric Utilities became shares of common stock of PPL. Therefore, through April 26, 1995, these data reflect the total return on the common stock of PPL Electric Utilities.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Upon the recommendation of the Audit Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of the Company appointed PricewaterhouseCoopers LLP to serve as independent accountants for the year ending December 31, 2000, for PPL and its subsidiaries.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

  The Board of Directors has determined that it would be desirable to request an expression of opinion from the Shareowners on the appointment of PricewaterhouseCoopers LLP. If the Shareowners do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the Meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person or by telephone, telegraph or facsimile. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 2001 ANNUAL MEETING

  To be included in the Proxy material for the 2001 Annual Meeting, any proposal intended to be presented at that Meeting by a Shareowner must be received by the Secretary no later than November 15, 2000. To be properly brought before the Meeting, any proposal must be received by seventy-five days prior to the 2001 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

  The Company's annual financial statements and related management discussion are appended to this document.

                                      By Order of the Board of Directors.
                                         Robert J. Grey
                                         Secretary

March 13, 2000

                                                                      Schedule A

                                                                          [LOGO]
                                                                 PPL Corporation
                                                       1999 Financial Statements

                                    Contents

                                                                          Page
                                                                          ----
Glossary of Terms and Abbreviations......................................  A-1
Review of the Financial Condition and Results of Operations of PPL
 Corporation.............................................................  A-4
Report of Independent Accountants........................................ A-16
Management's Report on Responsibility for Financial Statements........... A-17
Consolidated Statement of Income......................................... A-18
Consolidated Statement of Cash Flows..................................... A-19
Consolidated Balance Sheet............................................... A-20
Consolidated Statement of Shareowners' Common Equity..................... A-22
Consolidated Statement of Preferred Stock................................ A-23
Consolidated Statement of Company-Obligated Mandatorily Redeemable
 Preferred Securities.................................................... A-24
Consolidated Statement of Long-Term Debt................................. A-25
Notes to Financial Statements............................................ A-26
Selected Financial and Operating Data.................................... A-48
Executive Officers of PPL Corporation.................................... A-49
Shareowner and Investor Information...................................... A-50
Quarterly Financial, Common Stock Price and Dividend Data................ A-52

GLOSSARY OF TERMS AND ABBREVIATIONS

  AFUDC (Allowance for Funds Used During Construction)--the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

  Aguaytia--Aguaytia Energy, LLC, a consortium of energy companies involved in the development of gas pipeline and generating units in Peru.

  Atlantic--Atlantic City Electric Company.

  Bangor Hydro--Bangor Hydro-Electric Company.

  BG&E--Baltimore Gas & Electric Company.

  BGG--Bolivian Generating Group, LLC, an energy consortium with a 50% interest in an electric generating company in Bolivia.

  Burns Mechanical--Burns Mechanical, Inc., a PPL Spectrum unregulated subsidiary specializing in mechanical contracting and engineering.

  CERCLA--Comprehensive Environmental Response, Compensation and Liability
Act.

  Clean Air Act (Federal Clean Air Act Amendments of 1990)--legislation enacted to address certain environmental issues including acid rain, ozone and toxic air emissions.

  CTC--competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

  Customer Choice Act--(Pennsylvania Electricity Generation Customer Choice and Competition Act)--legislation enacted to restructure the state's electric utility industry to create retail access to a competitive market for generation of electricity.

  DelSur--Distribuidora Electricidad del Sur S.A., an electric distribution company in El Salvador, a majority of which is owned by EC.

  DEP--Pennsylvania Department of Environmental Protection.

  DOE--Department of Energy.

  DRIP (Dividend Reinvestment Plan)--program available to shareowners of PPL common stock and PPL Electric Utilities preferred stock to reinvest dividends in PPL common stock instead of receiving dividend checks.

  DVY--DVY, Incorporated, a mechanical contracting and engineering firm acquired by Burns Mechanical in October 1999.

  EC--Electricidad de Centroamerica, S.A. de C.V, an El Salvadoran holding company and the majority owner of Del Sur. EC is jointly owned by PPL Global and Emel.

  ECR (Energy Cost Rate)--a tariff applied to PUC-jurisdictional customers to recover fuel and other energy costs. Effective January 1997, energy costs were rolled into base rates and the ECR was discontinued.

  EGS--electric generation supplier.

  EITF (Emerging Issues Task Force)--an organization that aids the FASB in identifying emerging issues that may require FASB action.

  Emel--Empresas Emel, S.A., a Chilean electric distribution holding company.

  EMF--electric and magnetic fields.

  Energy Act (Energy Policy Act of 1992)--federal legislation passed by Congress to promote competition in the electric energy market for bulk power.

  Energy Marketing Center--business unit within PPL Electric Utilities responsible for marketing and trading wholesale energy.

  EPA--Environmental Protection Agency.

  EPS--Earnings per share.

  ESOP--Employee Stock Ownership Plan.

  FASB (Financial Accounting Standards Board)--a rulemaking organization that establishes financial accounting and reporting standards.

  FERC (Federal Energy Regulatory Commission)--federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

  FGD--flue gas desulfurization equipment installed at coal-fired power plants to reduce sulfur dioxide emissions.

  H.T. Lyons--H.T. Lyons, Inc., a PPL unregulated subsidiary specializing in mechanical contracting and engineering.

  IBEW--International Brotherhood of Electrical Workers.

  ISO--Independent System Operator.

  ITC--intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

  ITP--intangible transition property created under the Customer Choice Act, which represents the right to recover intangible transition costs through the ITC.

  JCP&L--Jersey Central Power & Light Company.

  LIBOR--London Interbank Offered Rate.

  McCarl's--McCarl's Inc., a PPL unregulated subsidiary specializing in mechanical contracting.

  McClure--McClure Company, a PPL unregulated subsidiary specializing in mechanical contracting and engineering.

  MOU--Memorandum of Understanding.

  MSHA--Mine Safety and Health Administration.

  NOx--nitrogen oxide.

  NPDES--National Pollutant Discharge Elimination System.

  NRC (Nuclear Regulatory Commission)--federal agency that regulates operation of nuclear power facilities.

  NUG (Non-Utility Generator)--generating plants not owned by regulated utilities. If the NUG meets certain criteria, its electrical output must be purchased by public utilities under PURPA.

  OSM--United States Office of Surface Mining.

  OTR--Northeast Ozone Transport Region.

  PCB (Polychlorinated Biphenyl)--additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

  Penobscot Hydro--Penobscot Hydro Co., Inc., a PPL Global subsidiary which generates electricity for the New England market.

  PJM (PJM Interconnection, LLC)--operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

  PLR--Provider of last resort, referring to PPL Electric Utilities Corporation providing electricity to retail customers within its delivery territory who have chosen not to shop for electricity under the Electric Choice Program.

  PPL--PPL Corporation, the parent holding company of PPL Electric Utilities, PPL Global and other subsidiaries.

  PPL Capital Funding--PPL Capital Funding, Inc., a PPL financing subsidiary.

  PP&L Capital Funding Trust I--a Delaware statutory business trust created to issue Preferred Securities and Common Trust Securities.

  PP&L Capital Trust--a Delaware statutory business trust created to issue Preferred Securities, whose common stock is held by PPL Electric Utilities.

  PP&L Capital Trust II--a Delaware statutory business trust created to issue Preferred Securities, whose common stock is held by PPL Electric Utilities.

  PPL Electric Utilities--PPL Electric Utilities Corporation

  PPL Electric Utilities' Mortgage--PPL Electric Utilities Corporation's Mortgage and Deed of Trust, dated October 1, 1945, as supplemented.

  PPL EnergyPlus--PPL EnergyPlus, LLC, a PPL Electric Utilities unregulated subsidiary which supplies energy and energy services in newly deregulated markets.

  PPL Gas Utilities--PPL Gas Utilities Corporation, a PPL regulated subsidiary specializing in natural gas distribution, transmission and storage services, and the sale of propane.

  PPL Global--PPL Global, Inc., a PPL unregulated subsidiary which invests in and develops world-wide power projects.

  PPL Montana--PPL Montana Holdings LLC, a PPL subsidiary which generates electricity for wholesale and retail customers in Montana and the Northwest.

  PPL Spectrum--PPL Spectrum, Inc., a PPL unregulated subsidiary which offers energy-related products and services.

  PP&L Transition Bond Company--PP&L Transition Bond Company LLC, a wholly-owned subsidiary of PPL Electric Utilities formed to issue transition bonds under the Customer Choice Act.

  Preferred Securities--Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (issued by two Delaware statutory business trusts).

  PRP--potentially responsible parties under Superfund.

  PUC (Pennsylvania Public Utility Commission)--state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

  PUC Final Order--final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric Utilities' restructuring proceeding.

  PUHCA--Public Utility Holding Company Act of 1935.

  PURPA (Public Utility Regulatory Policies Act of 1978)--legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

  PURTA--Public Utility Realty Tax Act.

  SBRCA--Special Base Rate Credit Adjustment.

  SCR--selective catalytic reduction.

  SEC--Securities and Exchange Commission.

  SER--Schuylkill Energy Resources, Inc.

  SFAS (Statement of Financial Accounting Standards)--accounting and financial reporting rules issued by the FASB.

  SIP--State Implementation Plan.

  SO\\2\\--sulfur dioxide.

  Superfund--federal and state environmental legislation that addresses remediation of contaminated sites.

  SWEB--South Western Electricity plc, a British regional electric utility company. Following the sale of its supply business in 1999, SWEB was renamed Western Power Distribution. See WPD, below.

  Tolling--an arrangement whereby a third party power marketer supplies fuel to a power plant and receives the plant's electrical output in return for paying a pre-established tolling fee.

  UGI--UGI Corporation.

  U.K.--United Kingdom.

  VEBA (Voluntary Employee Benefit Association Trust)--trust accounts for health and welfare plans for future payments to employees, retirees or their beneficiaries.

  Western Mass. Holdings--Western Massachusetts Holdings, Inc., a PPL unregulated subsidiary specializing in mechanical contracting and engineering.

  WPD--Western Power Distribution, the new name for SWEB's remaining power distribution business.

  Year 2000--a set of date-related problems that may be experienced by software systems or applications.

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PPL CORPORATION

On February 14, 2000, PP&L Resources, Inc. (incorporated in 1994) filed Articles of Amendment with the Pennsylvania Department of State to change its name to PPL Corporation effective immediately. In addition, several of PPL's direct and indirect subsidiaries changed their names, effective February 14, 2000, as follows:

  . PPL Electric Utilities Corporation, formerly known as PP&L, Inc. (incorporated in 1920), which provides electricity delivery service in eastern and central Pennsylvania, and markets wholesale energy in the United States and Canada;

  . PPL Global, Inc., formerly known as PP&L Global, Inc., an international independent power company which invests in and develops world-wide power projects;

  . PPL EnergyPlus, LLC, formerly known as PP&L EnergyPlus Co., LLC (currently a subsidiary of PPL Electric Utilities), which sells energy and energy services to deregulated markets;

  . PPL Spectrum, Inc., formerly known as PP&L Spectrum, Inc., which markets energy-related services and products;

  . PPL Gas Utilities Corporation, formerly known as Penn Fuel Gas, Inc., which, together with its subsidiaries, provides natural gas distribution, transmission and storage services and sells propane;

  . PPL Energy Funding Corporation, formerly known as CEP Group, Inc., which, together with its subsidiaries, engages principally in financing and cash management activities;

  . PPL Montana, LLC, formerly known as PP&L Montana, LLC, which generates electricity for wholesale and retail customers in Montana and the Northwest;

  . PPL Montana Holdings, LLC, formerly known as PP&L Montana Holdings, LLC, which holds, through subsidiaries, investments in electricity generation and related assets in Montana; and

  . PPL Capital Funding, Inc., formerly known as PP&L Capital Funding, Inc., which provides debt funding for PPL and its subsidiaries other than PPL Electric Utilities.

  Other PPL subsidiaries include:

  . PP&L Transition Bond Company (a special purpose subsidiary of PPL Electric Utilities), formed to issue transition bonds under the Pennsylvania Customer Choice Act; and

  . H.T. Lyons, McClure, McCarl's, Burns Mechanical and Western Mass. Holdings, which are mechanical contracting and engineering firms.

  Other subsidiaries may be formed by PPL to take advantage of new business opportunities.

  The financial condition and results of operations of PPL Electric Utilities and PPL Global are currently the principal factors affecting PPL's financial condition and results of operations. PPL Montana is also expected to provide a significant impact on future results of operations. All fluctuations, unless specifically noted, are primarily due to activities of PPL Electric Utilities and PPL Global.

  Terms and abbreviations appearing in the Review of the Financial Condition and Results of Operations are explained in the glossary.

Forward-looking Information

  Certain statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are "forward-looking statements" within the meaning of the federal securities laws. Although PPL believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in this Review of Financial Condition and Results of Operations, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements: state and federal regulatory developments; new state or federal legislation; national or regional economic conditions; market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; profitability and liquidity of PPL and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; performance of new ventures; political, regulatory or economic conditions in foreign countries where PPL Global makes investments; foreign exchange rates; and commitments and liabilities. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL's other documents on file with the SEC.

  New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

                             Results of Operations

Earnings

                                                           1999    1998   1997
                                                           -----  ------  -----
Earnings per share--excluding one-time adjustments........ $2.35  $ 1.87  $2.00
One-time adjustments:
  Sale of Sunbury plant and related assets (Note 12)......   .28
  Sale of SWEB supply business (Note 12)..................   .42
  Securitization (Note 5).................................   .13
  Write-down carrying value of investments (Note 12)......  (.34)
  PUC restructuring charge (Note 6).......................         (5.56)
  FERC municipalities settlement (Note 6).................         (0.19)
  Windfall profits tax....................................                 (.23)
  SER settlement..........................................           .11
  U.K. tax rate reduction.................................           .06    .06
  PPL Gas Utilities acquisition costs.....................           .03   (.03)
Other impacts of restructuring............................           .22
                                                           -----  ------  -----
Earnings (loss) per share--actual......................... $2.84  $(3.46) $1.80
                                                           =====  ======  =====

  The earnings of PPL for 1999, 1998 and 1997 were impacted by several one-time adjustments. Refer to specific Notes to Financial Statements for discussion of certain of these one-time adjustments. The one-time adjustments without note references are discussed in "Other Income and (Deductions)." In addition, the PUC restructuring adjustments provided a favorable impact of about 22 cents per share on earnings in the second half of 1998. These adjustments included lower depreciation on impaired generation assets, reduced accruals for taxes other than income and a regulatory adjustment to unbilled revenues. These favorable impacts were partially offset by the immediate expensing of computer software costs identified as impaired in restructuring accounting adjustments.

  Excluding the effects of these one-time adjustments, 1999 earnings were $2.35 compared with adjusted earnings of $1.87 for 1998. (In 1999, PPL discontinued including the impact of weather in calculating adjusted earnings per share.) The adjusted earnings for 1999 represents a 48 cents per share improvement, or about 26%, compared with 1998. The earnings improvement was primarily due to higher margins on wholesale energy and marketing activities, an increase in electricity supplied to commercial and industrial customers, lower taxes, lower depreciation on generation assets, and increased earnings from unregulated operations. The earnings per share for 1999 also reflects the benefit of fewer common shares outstanding, resulting from stock repurchase programs. In addition, 1998 earnings were adversely impacted by the unusually mild winter weather. These earnings improvements in 1999 were partially offset by a four percent rate reduction for electric delivery customers in Pennsylvania and by the loss of customers who shopped for alternate electric generation suppliers. In addition, 1998 earnings benefited from certain regulatory treatments that did not carry over to 1999.

  The adjusted earnings of 1998 were 13 cents per share, or 7%, lower than the similarly adjusted earnings in 1997. Mild winter weather in 1998 adversely affected earnings by about 20 cents per share. On a weather-adjusted basis, PPL Electric Utilities' electric delivery sales were 2.9% higher in 1998 than 1997. Earnings in 1998 were also favorably impacted by higher wholesale electricity revenues. These earnings improvements were partially offset by higher operating expenses in 1998 from 1997. This includes higher costs associated with computer information systems, and additional payroll, consultant services and other expenses to meet the requirements of retail competition. Increased firm transmission costs related to the Energy Marketing Center activities and a higher provision for uncollectible customer accounts also increased operating expenses.

Electric Energy Sales

  PPL Electric Utilities' electricity sales for 1999, 1998 and 1997 were as follows:

                                                            1999   1998   1997
                                                           ------ ------ ------
                                                            (Millions of kWh)
Electricity delivered to retail customers by PPL Electric
 Utilities (a)...........................................  33,045 32,144 31,964
Less: Electricity supplied by others.....................   9,621  1,999     65
                                                           ------ ------ ------
Electricity supplied to retail customers by PPL Electric
 Utilities...............................................  23,424 30,145 31,899
Electricity supplied to retail customers by PPL
 EnergyPlus..............................................  10,271  1,506
                                                           ------ ------ ------
Total electricity supplied to retail customers (a).......  33,695 31,651 31,899
Wholesale electricity sales..............................  31,683 36,708 21,454

-------
(a) kWh for customers residing in PPL Electric Utilities' service territory who are receiving energy from PPL Electric Utilities or PPL EnergyPlus will be reflected in both of these categories.

  In 1998, there was a pilot of the Electric Choice Program under the Customer Choice Act. Beginning on January 1, 1999, customers were allowed to choose their electricity supplier. Customers making this choice continue to have their electricity delivered by the utility that serves their territory.

  Electricity delivered to retail customers increased by 901 million kWh, or 2.8%, in 1999 over 1998. This increase was primarily due to the mild winter in 1998. If normal weather had been experienced in both 1999 and 1998, deliveries would have increased by 0.6%. Industrial sales showed no growth in 1999. Electricity delivered in 1998 increased by 180 million kWh, or 0.6%, from 1997. However, if normal weather had been experienced in these years, deliveries would have increased by 2.9%. This increase reflected strong third and fourth quarter deliveries to all customer classes.

  Electricity supplied to retail customers increased by 2,044 million kWh, or 6.5%, in 1999 as compared to 1998. This increase was due to sales by PPL EnergyPlus in the competitive market, and the impact of mild winter weather in 1998. The slight decrease in electricity supplied in 1998 compared to 1997 was due to the impact of weather and the pilot Electric Choice Program.

  Wholesale electricity sales, which includes sales to other utilities and energy marketers through contracts, spot market transactions or power pool arrangements, decreased by 5,025 million kWh in 1999 when compared to 1998. This was primarily the result of decreased activity of the Energy Marketing Center in the electricity wholesale market, because of increased retail market needs and the decline of contract sales. See the following section for more information.

Operating Revenues

 Electric

  The increase (decrease) in revenues from electric operations was attributable to the following:

                                                    1999 vs. 1998 1998 vs. 1997
                                                    ------------- -------------
                                                       (Millions of Dollars)
Retail Electric Revenue
  PPL Electric Utilities--electric delivery and PLR
   load............................................     $(338)         $ 7
  PPL EnergyPlus--electric generation supply.......       415
  PPL Global Emel/EC--electric delivery............       245
  Other............................................        26            6
                                                        -----          ---
                                                        $ 348          $13
                                                        =====          ===

  Operating revenues from retail electric operations increased by $348 million in 1999 over 1998. PPL Electric Utilities and PPL EnergyPlus revenues increased by $77 million, or 3.3%, for the same period. This increase, in part, reflects the unfavorable impact of mild winter weather on 1998 sales. Also, PPL Electric Utilities and PPL EnergyPlus provided 6.5% more electricity to retail customers during 1999 as compared with 1998. These revenue gains were partially offset by a one-year 4% reduction in PPL Electric Utilities' regulated rates, effective January 1, 1999, in connection with the PUC Final Order in PPL Electric Utilities' restructuring proceeding.

  PPL Global consolidated the financial results of Emel and EC in the third quarter of 1999, effective from January 1, 1999. Accordingly, "Electric Operating Revenues" includes Emel and EC revenues from delivering electricity to their customers in Central America. See Note 1 to Financial Statements for additional information.

  Operating revenues for electric operations increased by $13 million in 1998 from 1997. PPL Electric Utilities' electricity deliveries increased by 2.9%, contributing to this revenue increase. Also, PPL Electric Utilities' revenues increased due to a change in the regulatory treatment of energy costs. These revenue gains were substantially offset by mild winter weather in 1998.

 Gas and Propane

  PPL acquired PPL Gas Utilities in August 1998. The results of PPL Gas Utilities, including revenues and the associated costs from gas and propane operations, have been recorded subsequent to acquisition.

 Wholesale Energy Marketing and Trading

  The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following:

                                                     1999 vs. 1998 1998 vs. 1997
                                                     ------------- -------------
                                                        (Millions of Dollars)
Electric
  Bilaterial Sales..................................     $ 62          $496
  PJM...............................................                     63
  Cost-based contracts..............................      (69)          (45)
Oil & gas sales.....................................      229            62
Other...............................................        1            (3)
                                                         ----          ----
                                                         $223          $573
                                                         ====          ====

  Operating revenues from wholesale energy marketing and trading increased by $223 million in 1999 over 1998. This increase was predominately due to wholesale gas revenues, which increased nearly four-fold. This increase was, in part, due to a need for more supply to meet the greater demand for gas-fired generation and an increase in retail gas marketing activities. The decrease in revenues from cost-based contracts reflects the phase down of the capacity and energy agreement with JCP&L by 189,000 MW from 1998. The contract expired on December 31, 1999.

  Revenues in 1998 increased by $573 million over 1997, despite the phase-down of the capacity and energy agreement with JCP&L and the end of the capacity and energy agreement with Atlantic. The overall revenue increase reflected PPL Electric Utilities' continued emphasis on competing in wholesale markets and support of PPL EnergyPlus requirements. Energy purchases also increased to meet these increased sales. Refer to "Energy Purchases" for more information.

PUC Restructuring Proceeding

  Refer to Note 4 to Financial Statements for information regarding the PUC restructuring proceeding.

Energy-Related Businesses

  Energy-related businesses (see Note 1 to Financial Statements) contributed $60 million to the 1999 operating income of PPL, which was an increase of $35 million from 1998. The improvement reflected PPL Global's higher equity earnings from its additional investment in WPD and additional operating income provided by the mechanical contracting and engineering subsidiaries. Energy-related businesses are expected to provide an increasing share of PPL's future earnings.

  Energy-related business provided an additional $16 million to operating income in 1998 compared with 1997. This was primarily due to PPL Global's higher equity earnings from its additional investments in Emel, EC and WPD.

  With respect to PPL Global's investment in WPD, PPL Corporation is required to file audited financial statements of WPD, as an amendment to its 10-K, when such statements become available. WPD's fiscal year ends at March 31, 2000, and it is expected that such financial statements will become available on or prior to June 30, 2000.

Electric Fuel Costs

  Electric fuel costs decreased by $44 million in 1999 when compared to 1998. The decrease resulted from lower generation by PPL Electric Utilities' coal-fired and oil/gas fired units, as well as lower fuel prices for coal. The lower coal-fired generation resulted from units being dispatched less during off-peak periods, as a result of NOx allowances affecting the unit costs from May to September of 1999. The Holtwood plant closing and the Sunbury plant sale (See "Power Plant Operations" discussion) also contributed to the decrease in generation. In addition, PPL Electric Utilities entered into a rail contract which lowered coal freight prices effective June 1999. These decreases were partially offset by higher fuel prices for nuclear and oil/gas fired stations.

  Electric fuel expense increased by $14 million in 1998 when compared to 1997. This increase reflects higher generation at the coal and oil/gas fired stations. These units, particularly Martins Creek, were needed as a result of increased wholesale energy marketing and trading by the Energy Marketing Center. This increase was partially offset by lower fuel prices for all units, especially oil/gas fired stations.

Energy Purchases

  Excluding the purchases made by Emel and EC, which were consolidated by PPL Global effective January 1, 1999, energy purchases increased by $316 million in 1999 when compared to 1998. The increase was primarily due to increased gas purchases by the Energy Marketing Center, additional wholesale purchases to support PPL EnergyPlus, and higher wholesale prices for electricity. These increases were partially offset by a decrease in the volume of electricity purchases and the reduction of the liability for above-market NUG purchases.

  Energy purchases increased by $556 million in 1998 when compared to 1997. The increase was primarily due to greater quantities of energy purchased to meet the increased wholesale energy marketing and trading by the Energy Marketing Center, which includes increased purchases of natural gas and electric capacity for resale. The related sales are included in wholesale energy sales. In addition, the overall market price of purchased power was higher during 1998 compared to 1997 due to market volatility.

Other Operation Expenses

  Other operation expenses increased by $91 million from 1998 to 1999. Operating expenses of acquired companies and certain regulatory impacts caused a substantial portion of this increase. These included:

  . PPL Global's consolidation of Emel and EC, effective January 1, 1999, which added about $25 million in operation expenses. PPL Global's acquisition of Penobscot Hydro in 1999 added another $4 million of operation expenses.

  . About $23 million of additional operation expenses of PPL Gas Utilities recorded in 1999 compared to 1998. PPL Gas Utilities was acquired in August 1998.

  . About $46 million of regulatory credits recorded in 1998. These credits were for the loss of revenue as a result of the pilot Electric Choice Program and the deferral of undercollected energy costs. No similar items were reflected in 1999, as the pilot program was completed and energy costs were no longer recoverable through the ECR.

  Eliminating the effects of the above amounts, the other operation expenses of PPL decreased by $7 million in 1999 compared with 1998. This decrease was primarily due to PPL Electric Utilities' cost-cutting initiatives to increase shareowner value, gains on the sale of emission allowances and decreased load dispatching activities for system control. These decreases were partially offset by additional expenses associated with customer choice, and additional marketing expenses by PPL EnergyPlus. Also, wages and employee benefits were higher in 1999 than 1998.

  Other operation expenses increased by $92 million from 1997 to 1998. This increase reflected higher costs associated with computer information systems, and additional payroll, consultant services and other expenses to meet the requirements of retail competition. This increase was also due to increased firm transmission costs related to the Energy Marketing Center activities, and higher provisions for uncollectible customer accounts. Operation costs of PPL Gas Utilities, which was acquired in 1998, also added to the increase. The increases in 1998 were partially offset by credits recorded in connection with the pilot Electric Choice Program.

Maintenance Expenses

  Maintenance expenses increased by $33 million in 1999 from 1998. About half of the increase was due to the consolidation of Emel effective January 1, 1999 and the acquisition of PPL Gas Utilities in August 1998. The other half of this increase was due to higher costs of outage-related and other maintenance at PPL Electric Utilities' fossil and nuclear power plants, and additional expenses to maintain transmission and distribution facilities.

Power Plant Operations

  In April 1999, PPL Electric Utilities closed its Holtwood coal-fired generating station. The closing was part of an effort to reduce operating costs and position PPL Electric Utilities for the competitive marketplace. The adjacent hydroelectric plant continues to operate.

  In November 1999, PPL Electric Utilities sold its Sunbury plant and the principal assets of its wholly-owned coal processing subsidiary, Lady Jane Collieries, to Sunbury Holdings, LLC. PPL Electric Utilities received cash proceeds of $107 million for the assets, including coal inventory, which resulted in a one-time contribution to earnings of about 28 cents per share.

Depreciation and Amortization

  Depreciation and amortization expenses decreased by $81 million from 1998 to 1999. This decrease was mainly due to the write-down of generation-related assets in connection with the restructuring adjustments recorded in June 1998. The decrease was partially offset by depreciation associated with the acquisition of PPL Gas Utilities in August 1998 and the consolidation of Emel effective January 1, 1999.

  Depreciation and amortization expenses decreased by $47 million from 1997 to 1998. This decrease also reflected the write-down of impaired generation-related assets.

Other Income and (Deductions)

  Other income of PPL increased by $31 million from 1998 to 1999. PPL Global's earnings for 1999 reflected a pre-U.S. tax gain of $78 million from the sale of SWEB's electricity supply business. Also, PPL Electric Utilities sold its Sunbury plant and the principal assets of its wholly owned subsidiary, Lady Jane Collieries, recognizing a $66 million pre-tax gain. These increases in 1999 were partially offset by a $51 million write-down of certain of PPL Global's international investments: WPD, Aguaytia and BGG. Other income in 1998 also included several favorable one-time adjustments: a $30 million recovery from SER to settle a suit over disputed purchase prices, a $9 million credit for a reduction in U.K. corporate tax rates, and a $6 million credit to earnings to reverse the prior expensing of PPL Gas Utilities acquisition costs.

  Other income in 1998 increased by $94 million from 1997. This increase was primarily due to the favorable one-time adjustments recorded in 1998, as noted above, and a windfall profits tax incurred by PPL Global in 1997. In July 1997, the U.K. imposed a windfall profits tax on privatized utilities. SWEB's tax was about $148 million, of which PPL Global's proportionate share was $37 million.

Financing Costs

  PPL experienced higher financing costs associated with long-term debt during the past few years, primarily associated with the issuance of $2.42 billion of transition bonds by PP&L Transition Bond Company and the issuance of medium-term notes by PPL Capital Funding. Refer to "Financing Activities" for more information. Interest on long-term debt and dividends on preferred stock increased from $235 million in 1996 to $259 million in 1999, for a total increase of $24 million. Interest on short-term debt, net of capitalized interest and AFUDC borrowed funds, increased from $13 million in 1996 to $44 million in 1999. This increase reflects PPL Capital Funding's commercial paper program initiated in 1998, which added short-term debt.

Income Taxes

  Income tax expense decreased by $85 million in 1999 from 1998. This was primarily due to deferred income taxes no longer required due to securitization.

  Income tax expense in 1998 increased by $22 million from 1997. This was primarily due to a $106 million increase in pre-tax book income.

                              Financial Condition

Energy Marketing and Trading Activities

  PPL Electric Utilities purchases and sells wholesale electric capacity and energy under its FERC market-based tariff. PPL Electric Utilities has entered into agreements to sell firm capacity or energy under its market-based tariff to certain entities located inside and beyond the PJM power pool. PPL Electric Utilities enters into these agreements to market available energy and capacity from its generating assets and to profit from market price fluctuations. If PPL Electric Utilities were unable to deliver firm capacity and energy under these agreements, under certain circumstances it would be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy, and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned generating plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which it has power contracts and other factors could affect PPL Electric Utilities' ability to meet its firm capacity or energy obligations, or cause significant increases in the market price of replacement capacity and energy. Although PPL Electric Utilities attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty non-performance in the future.

  PPL Electric Utilities attempts to mitigate risks associated with open contract positions by holding back generation capacity to deliver electricity to satisfy its net firm sales contracts and by purchasing firm transmission service. In addition, PPL Electric Utilities' Energy Marketing Center adheres to the Company's risk management policy and programs, including established credit policies to evaluate counterparty credit risk. To date, PPL Electric Utilities has not experienced any significant losses due to non-performance by counterparties.

  During 1999, PPL Electric Utilities entered into commodity forward and option contracts for the physical purchase and sale of energy, as well as energy related contracts that could be settled financially. On January 1, 1999, PPL Electric Utilities adopted mark-to-market accounting for energy contracts executed for trading purposes, in accordance with EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Under mark-to-market accounting, gains and losses from changes in market prices on contracts executed for trading purposes are reflected in current earnings. The earnings effect of mark-to-market accounting was not significant in 1999. Under EITF 98-10, energy trading activities refer to energy contracts executed with the objective of generating profits on, or from exposure to, shifts or changes in market prices. Risk management activities refer to energy contracts that are designated as (and effective as) hedges of non-trading activities (i.e., marketing available capacity and energy and purchasing fuel for consumption). PPL Electric Utilities will continue to use accrual accounting for energy contracts that are designated as non-trading activities until it adopts SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective January 1, 2001. SFAS 133, which expands the definition of a derivative to possibly include commodity contracts that require physical delivery, requires that an entity recognize all derivatives in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative will depend on the intended use of the derivative and the resulting designation.

  PPL Electric Utilities has entered into an agreement to provide wholesale energy marketing, trading and energy portfolio management services for an energy cooperative organization that provides energy-related services to public power entities. The market risk associated with this type of activity is not significant. PPL Electric Utilities will terminate this agreement early in 2000. PPL Electric Utilities expects to expand its activities by entering into similar agreements with other counterparties.

Market Risk Sensitive Instruments

 Quantitative and Qualitative Disclosures About Market Risk

  PPL actively manages the market risk inherent in its commodity, debt, foreign currency and equity positions. The Board of Directors of PPL has adopted a risk management policy to manage the risk exposures related to energy prices, interest rates and foreign currency exchange rates. The policy establishes a Risk Management Committee comprised of certain executive officers which oversees the risk management function. Nonetheless, adverse changes in commodity prices, interest rates, foreign currency exchange rates and equity prices may result in losses in earnings, cash flows and/or fair values. The forward-looking information presented below only provides estimates of what may occur in the future, assuming certain adverse market conditions, due to reliance on model assumptions. As a result, actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses.

  See Note 10 to the Financial Statements for a discussion of forward starting interest rate swaps and treasury locks to hedge debt issuances and retirements during 1999. Note 10 also describes hedge positions at December 31, 1999 to manage exposures to interest rate risk for anticipated debt issuance in the first quarter of 2000.

 Commodity Price Risk--Energy Marketing Center

  PPL Electric Utilities' risk management program is designed to manage the risks associated with market fluctuations in the price of electricity, natural gas, oil and emission allowances. The Company's risk management policy and programs include risk identification and risk limits management, with measurement and controls for real time risk monitoring. In 1999, PPL Electric Utilities entered into fixed-price forward and option contracts that required physical delivery of the commodity, exchange-for-physical transactions and over-the-counter contracts (such as swap agreements where settlement is generally based on the difference between a fixed and index-based price for the underlying commodity). PPL Electric Utilities expects to continue using such contracts in 2000 as well as tolling agreements or other contractual arrangements.

  PPL Electric Utilities enters into contracts to hedge the impact of market fluctuations on its energy-related assets, liabilities and other contractual arrangements. In addition, as defined by EITF 98-10, it enters into these contracts for trading purposes to take advantage of market opportunities. PPL Electric Utilities may at times create a net open position in its portfolio that could result in significant losses if prices do not move in the manner or direction anticipated.

  PPL Electric Utilities uses various methodologies to simulate forward price curves in the energy markets to estimate the size and probability of changes in market value resulting from commodity price movements. The methodologies require several key assumptions, including selection of confidence levels, the holding period of the commodity positions, and the depth and applicability to future periods of historical commodity price information. At December 31, 1999, PPL Electric Utilities estimated that a 10% adverse movement in market prices across all geographic areas and time periods could have decreased the value of PPL Electric Utilities' trading portfolio by approximately $1 million, as compared to a $16 million decrease at December 31, 1998. For PPL Electric Utilities' non-trading portfolio, a 10% adverse movement in market prices across all geographic areas and time periods could have decreased the value of PPL Electric Utilities' non-trading portfolio by approximately $11 million at December 31, 1999, as compared to a $17 million decrease at December 31, 1998. However, this effect would have been offset by the change in the value of the underlying commodity, i.e., the electricity generated. In addition to commodity price risk, PPL Electric Utilities' commodity positions are also subject to operational and event risks including, among others, increases in load demand and forced outages at generating plants.

 Commodity Price Risk--PPL EnergyPlus

  During 1999, PPL EnergyPlus entered into various arrangements with retail customers who elected to shop for an energy provider. These contracts committed PPL EnergyPlus to the sale of electricity or natural gas without a specified firm volume. The sale contracts ranged in duration from five months to three years. To hedge the price risk of these transactions, PPL EnergyPlus has the ability to supply the electricity through a one-year option contract with the Energy Marketing Center. Therefore, the potential for short-term losses associated with PPL EnergyPlus' commodity position is not significant.

  PPL EnergyPlus also provides for the transportation and sale of excess electricity generated by PPL Montana. Changes in the prices of this commodity can affect PPL Montana's financial results. PPL EnergyPlus manages this exposure, in part, by using financial derivatives and physical instruments in hedged transactions to reduce earnings volatility and stabilize cash flows. PPL EnergyPlus may enter into derivative financial instruments from time to time for trading purposes.

  At December 31, 1999, PPL EnergyPlus estimated that a 10% adverse movement in market prices across all geographic areas and time periods would not have a significant impact on the financial statements. At December 31, 1999 PPL EnergyPlus had no trading transactions as defined under EITF 98-10.

 Interest Rate Risk

  PPL and PPL Electric Utilities have issued debt to finance their operations. Also, PPL has issued debt to provide funds for unregulated energy investments, which also increases interest rate risk. PPL and PPL Electric Utilities manage their interest rate risk by using financial derivative products to adjust the mix of fixed and floating-rate interest rates in their debt portfolios, adjusting the duration of their debt portfolios and locking in U.S. treasury rates (and interest rate spreads over treasuries) in anticipation of future financing, when appropriate. Risk limits are designed to balance risk exposure to volatility in interest expense and losses in the fair value of PPL's and PPL Electric Utilities' debt portfolio due to changes in the absolute level of interest rates. See Note 10 to Financial Statements for a discussion of financial derivative instruments outstanding at December 31, 1999.

  PPL's potential annual exposure to increased interest expense due to a 10% increase in interest rates was estimated at $4.9 million at December 31, 1999, and $6.3 million at December 31, 1998.

  PPL is also exposed to changes in the fair value of its debt portfolio. At December 31, 1999, PPL estimated that its potential exposure to a change in the fair value of its debt portfolio through a 10% adverse movement in interest rates was $61.3 million, compared with $118.8 million at December 31, 1998.

  PPL utilizes various risk management instruments to reduce its exposure to adverse interest rate movements for future anticipated financings. While PPL is exposed to changes in the fair value of these instruments, they are designed such that any economic loss in value should be offset by interest rate savings at the time the future anticipated financing is completed. At December 31, 1999, PPL estimated its potential exposure to a change in the fair value of these instruments through a 10% adverse movement in interest rates at $46.3 million. At December 31, 1998 PPL had no financial derivative instruments outstanding.

  Market events that are inconsistent with historical trends could cause actual results to exceed estimated levels.

 Foreign Operations Risk

  At December 31, 1999 and 1998, PPL Global had investments of $810 million and $671 million, respectively, the majority of which were international investments in energy-related distribution facilities. PPL Global is exposed to foreign currency risk primarily through investments in affiliates in Latin America and Europe.

  PPL has adopted a foreign currency risk management program designed to limit or hedge future cross-border cash flows for firm transactions and commitments, and to hedge economic exposures such as anticipated dividends and projected asset sales or acquisitions when there is a high degree of certainty that the exposure will be realized. As of December 31, 1999 and 1998, PPL did not have any outstanding significant foreign currency-based financing.

 Nuclear Decommissioning Fund--Securities Price Risk

  PPL Electric Utilities maintains trust funds, as required by the NRC, to fund certain costs of decommissioning Susquehanna. At December 31, 1999, these funds were invested primarily in domestic equity securities and fixed rate, fixed income securities and are reflected at fair value on the Consolidated Balance Sheet. The mix of securities is designed to provide returns to be used to fund Susquehanna's decommissioning and to compensate for inflationary increases in decommissioning costs. However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the value of fixed rate, fixed income securities are exposed to changes in interest rates. PPL Electric Utilities actively monitors the investment performance and periodically reviews asset allocation in accordance with PPL Electric Utilities' nuclear decommissioning trust policy statement. A hypothetical 10% increase in interest rates and 10% decrease in equity prices would result in an $18.6 million reduction in the fair value of the trust assets at December 31, 1999, as compared to a $13.7 million reduction at December 31, 1998.

  PPL Electric Utilities' restructuring settlement agreement provides for the collection of authorized nuclear decommissioning costs through the CTC. Additionally, PPL Electric Utilities is permitted to seek recovery from customers of up to 96% of any increases in these costs. Therefore, PPL Electric Utilities' securities price risk is expected to remain insignificant.

Capital Expenditure Requirements

  The schedule below shows PPL Electric Utilities' current capital expenditure projections for the years 2000-2004 and actual spending for the year 1999.

           PPL Electric Utilities' Capital Expenditure Requirements

                                                 Actual        Projected
                                                 ------ ------------------------
                                                  1999  2000 2001 2002 2003 2004
                                                 ------ ---- ---- ---- ---- ----
                                                      (Millions of Dollars)
Construction expenditures
  Generating facilities.........................  $ 91  $ 69 $ 69 $123 $ 95 $ 61
  Transmission and distribution facilities......   111   115  114  119  119  123
  Environmental.................................    47    98   29    5   23   21
  Other.........................................    15    22   18   18   16   16
                                                  ----  ---- ---- ---- ---- ----
    Total Construction Expenditures.............   264   304  230  265  253  221
Nuclear fuel owned and leased...................    42    50   55   56   56   59
Operating leases................................    38    28   28   28   28   28
                                                  ----  ---- ---- ---- ---- ----
    Total Capital Expenditures..................  $344  $382 $313 $349 $337 $308
                                                  ====  ==== ==== ==== ==== ====

  Construction expenditures include AFUDC and Capitalized Interest which are expected to be less than $19 million in each of the years 2000-2004.

  PPL Electric Utilities' capital expenditure projections for the years 2000-2004 total about $1.7 billion. Capital expenditure plans are revised from time to time to reflect changes in conditions.

Acquisitions and Divestitures

  Refer to Note 12 to Financial Statements for information regarding Acquisitions and Divestitures.

  At December 31, 1999, PPL Global had investments in foreign and domestic facilities, including investments in Emel, DelSur, and Penobscot Hydro (that are consolidated in PPL Global's financial statements), but excluding PPL Montana. PPL Global continues to pursue opportunities to develop and acquire electric generation, transmission and distribution facilities in the U.S. and abroad.

Financing and Liquidity

  Cash and cash equivalents decreased by $207 million more during the twelve months ended December 31, 1999, compared with the same period in 1998. The reasons for this change were:

  .  A $7 million increase in cash provided by operating activities.

  . A $694 million increase in cash used in investing activities, primarily due to the acquisition of the Montana generating assets, partially offset by the sale of the Sunbury generating and related assets and the sale of SWEB's supply business.

  . A $480 million increase in cash provided by financing activities. This increase was due to a net increase in long-term debt and a decrease in payments of common dividends. These financing inflows were partially offset by lower funds from issuing common stock, and a smaller increase in short-term debt balances.

  From 1997 through 1999, PPL issued $3.2 billion of long-term debt (including $2.42 billion of securitized debt issued by PP&L Transition Bond Company). For the same period, PPL issued $146 million of common stock, excluding stock issued in conjunction with the PPL Gas Utilities acquisition. From 1997 through 1999, PPL retired $2.1 billion of long-term debt and repurchased $836 million of common shares. During the years 1997 through 1999, PPL Electric Utilities also incurred $185 million of obligations under capital leases.

  Refer to Note 11 to Financial Statements for additional information on credit arrangements and financing activities in 1999.

  In February 2000, PPL Capital Funding issued $500 million of medium-term notes in the form of 7.75% series due 2005. This issuance used $500 million of the $1.2 billion SEC shelf registration filed in September 1999. (See Note 11 to the Financial Statements.) At the time of issuance, PPL also settled a number of forward-starting swaps that had been entered into in a lower interest rate environment as a means to lock-in interest rates and limit exposure to increasing interest rates, all pursuant to PPL's interest rate risk management program. PPL received net proceeds of $15.8 million from the settlement of these contracts, which will be deferred on the balance sheet and subsequently amortized over the life of the medium-term notes. The effective interest rate on the medium-term notes was reduced by approximately 75 basis points as a result of this hedging activity. Also, in conjunction with this transaction, PPL swapped $350 million notional amount of these notes from fixed to floating-rate instruments, with an initial average rate of three-months LIBOR plus 45 basis points, to adjust the amount of floating-rate debt carried in its liability portfolio.

  In the first quarter of 2000, PPL Electric Utilities intends to call for redemption its remaining $28 million of First Mortgage Bonds, 9-1/4% Series due 2019, through the maintenance and replacement fund provisions of its mortgage.

  On February 25, 2000, the PPL Board of Directors declared a quarterly common stock dividend of $.265 per share, payable April 1, 2000 to shareowners of record on March 10, 2000. The amount of the April 1, 2000 dividend represents an increase of 6% from the amount of the quarterly dividend ($.25 per share) that had been paid since October 1, 1998. Future dividends, declared at the discretion of the Board of Directors, will be dependent upon future earnings, financial requirements and other factors.

Financial Indicators

  Earnings for 1999, 1998 and 1997 were impacted by one-time adjustments. (See "Earnings" for additional information.) The following financial indicators for PPL reflect the elimination of these impacts from earnings, and provide an additional measure of the underlying earnings performance of PPL and its subsidiaries.

                                                          1999    1998    1997
                                                         ------  ------  ------
Earnings per share, as adjusted......................... $ 2.35  $ 1.87  $ 2.00
Return on average common equity.........................  16.89%  10.98%  11.69%
Ratio of pre-tax income to interest charges.............   3.04    3.28    3.59
Dividends declared per share............................ $ 1.00  $1.335  $ 1.67

Environmental Matters

  See Note 16 to Financial Statements for a discussion of environmental matters.

Increasing Competition

  The electric utility industry has experienced, and will continue to experience, a significant increase in the level of competition in the energy supply market at both the state and federal level.

State Activities

  Refer to Note 4 to Financial Statements for a discussion of PPL Electric Utilities' PUC restructuring proceeding under the Customer Choice Act.

  Also refer to Note 4 regarding PPL Electric Utilities' transfer of its retail electric marketing function to PPL EnergyPlus. PPL EnergyPlus has a PUC license to act as a Pennsylvania EGS. This license permits PPL EnergyPlus to offer retail electric supply to participating customers in the service territory of PPL Electric Utilities and in the service territories of other Pennsylvania utilities. In 1999, PPL EnergyPlus served industrial and commercial customers in Pennsylvania, New Jersey and Delaware, and is also licensed to sell energy in Maine and Montana.

Federal Activities

  PPL Electric Utilities and, effective July 1999, PPL EnergyPlus have authority from the FERC to sell specified ancillary services at market-based rates in the following markets: the New England power pool, the New York power pool, the market administered by the California ISO, and the PJM.

  PPL Electric Utilities and PPL EnergyPlus have authority from the FERC to sell electric energy and capacity at market-based rates and to sell, assign or transfer transmission rights and associated ancillary services. PPL Electric Utilities has a FERC-filed code of conduct governing its relationship with such affiliates that engage in the sale and/or transmission of electric energy.

Proposed Corporate Realignment

  In September 1999, the Boards of Directors of PPL and PPL Electric Utilities approved the initiation of a corporate realignment, in order to better position PPL and its subsidiaries in the new competitive marketplace. This realignment includes the following key features:

  . The transfer of all of PPL Electric Utilities' electric generating facilities and related assets to new generating subsidiaries of PPL, under a new unregulated generation company. In order to effect this transfer, these assets will be released from PPL Electric Utilities' Mortgage.

  . The transfer of PPL Electric Utilities' wholesale energy marketing business to PPL EnergyPlus, which will be the wholesale and retail energy marketing subsidiary of PPL and will no longer be a subsidiary of PPL Electric Utilities.

  . The transfer of the U.S. electric generating subsidiaries of PPL Global to the new generation company.

  Upon completion of this corporate realignment, PPL Electric Utilities' principal business will be the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania. PPL Global's principal business will be the acquisition or development of both U.S. and international energy projects and the ownership of international energy projects. Other existing subsidiaries of PPL and PPL Electric Utilities will generally be aligned in the new corporate structure according to their principal business functions.

  The proposed corporate realignment is subject to approval from the PUC, the FERC and the NRC, as well as certain third-party consents. In December 1999, the company filed applications for these regulatory approvals. Several protests and petitions to intervene have been filed in these proceedings, raising a variety of issues associated with the corporate realignment. PPL currently expects to complete the corporate realignment in mid-2000.

Year 2000

  PPL successfully addressed the Year 2000 issue. The Year 2000 issue was the result of computer programs written using two digits rather than four to define the applicable year and other programming techniques which limited date calculations or assigned special meanings to some dates. All of PPL Electric Utilities' computer systems that had date-sensitive software or microprocessors could have recognized a date using "00" as the year 1900 rather than the year 2000. This could have resulted in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to measure usage, read meters, process transactions, send bills, receive payments, distribute electricity or operate electric generation stations. In addition, the Year 2000 issue could have affected the ability of customers to receive bills sent by PPL Electric Utilities or to make payments on these bills. PPL Electric Utilities has not experienced any significant problems in this regard.

  Based upon present assessments, PPL Electric Utilities estimates that it incurred approximately $13 million in Year 2000 remediation costs. These costs have been expensed as incurred.

  Other PPL domestic and international affiliates successfully completed the Year 2000 rollover with no significant problems. PPL's electricity distribution companies in the U.K., Chile, Bolivia, and El Salvador all reported fewer than normal outages, which were unrelated to Year 2000. In addition, PPL Gas Utilities and generating facilities in Montana and Maine also successfully made the Year 2000 transition without incident.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of PPL Corporation:

In our opinion, the accompanying consolidated balance sheet and consolidated statements of preferred stock, of company-obligated mandatorily redeemable preferred securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowners' common equity present fairly, in all material respects, the financial position of PPL Corporation and subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

 /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 31, 2000

PPL CORPORATION
MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of PPL is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PPL.

  PPL's consolidated financial statements have been audited by PricewaterhouseCoopers LLP (PricewaterhouseCoopers), independent certified public accountants. PricewaterhouseCoopers' appointment as auditors was previously ratified by the shareowners. Management has made available to PricewaterhouseCoopers all PPL's financial records and related data, as well as the minutes of shareowners' and directors' meetings. Management believes that all representations made to PricewaterhouseCoopers during its audit were valid and appropriate.

  PPL maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

  Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PPL maintains an internal auditing program to evaluate PPL's system of internal control for adequacy, application and compliance. Management considers the internal auditors' and PricewaterhouseCoopers' recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PPL's system of internal control is adequate to accomplish the objectives discussed in this report.

  The Board of Directors, acting through its Audit Committee, oversees management's responsibilities in the preparation of the financial statements. In performing this function, the Audit Committee, which is composed of four independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to the Audit Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

  Management also recognizes its responsibility for fostering a strong ethical climate so that PPL's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the business policies and guidelines of PPL's operating subsidiaries. These policies and guidelines address: the necessity of ensuring open communication within PPL; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

 /s/ William F. Hecht
William F. Hecht
 Chairman, President and Chief Executive Officer

  /s/ John R. Biggar
John R. Biggar
 Senior Vice President and Chief Financial Officer

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars, except per share data)

                                                           1999    1998    1997
                                                          ------  ------  ------
Operating Revenues
 Electric................................................ $2,758  $2,410  $2,397
 Natural gas and propane.................................    109      35
 Wholesale energy marketing and trading..................  1,446   1,223     650
 Energy related businesses...............................    277     118      30
                                                          ------  ------  ------
     Total...............................................  4,590   3,786   3,077
                                                          ------  ------  ------
Operating Expenses
 Operation
   Electric fuel.........................................    446     490     476
   Natural gas and propane...............................     46      13
   Energy purchases for retail load and wholesale........  1,518   1,060     504
   Other.................................................    686     595     503
   Amortization of recoverable transition costs..........    172
 Maintenance.............................................    215     182     184
 Depreciation and amortization (Note 1)..................    257     338     385
 Taxes, other than income (Note 8).......................    161     188     204
 Energy related businesses...............................    217      93      21
                                                          ------  ------  ------
     Total...............................................  3,718   2,959   2,277
                                                          ------  ------  ------
Operating Income.........................................    872     827     800
                                                          ------  ------  ------
 Other Income and (Deductions)...........................     97      66     (28)
                                                          ------  ------  ------
Income Before Interest, Income Taxes and Minority
 Interest................................................    969     893     772
   Interest Expense......................................    277     230     215
                                                          ------  ------  ------
Income Before Income Taxes, Minority Interest and
 Extraordinary Items.....................................    692     663     557
   Income Taxes (Note 8).................................    174     259     237
   Minority Interest (Note 1)............................     14
                                                          ------  ------  ------
Income Before Extraordinary Items........................    504     404     320
   Extraordinary Items (net of income taxes) (Note 6)....... (46)   (948)
                                                          ------  ------  ------
Income (Loss) Before Dividends on Preferred Stock........    458    (544)    320
   Preferred Stock Dividend Requirements.................     26      25      24
                                                          ------  ------  ------
Net Income (Loss)........................................ $  432  $ (569) $  296
                                                          ======  ======  ======
Earnings Per Share of Common Stock
  Basic and Diluted (Note 1):
     Income Before Extraordinary Items................... $ 3.14  $ 2.29  $ 1.80
     Extraordinary Items (net of tax)....................  (0.30)  (5.75)
                                                          ------  ------  ------
Net Income (Loss)........................................ $ 2.84  $(3.46) $ 1.80
                                                          ======  ======  ======
 Dividends Declared per Share of Common Stock............ $ 1.00  $1.335  $ 1.67

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, PPL Corporation and Subsidiaries
(Millions of Dollars)

                                                          1999    1998   1997
                                                         -------  -----  -----
Cash Flows From Operating Activities
 Net income (loss)...................................... $   432  $(569) $ 296
 Extraordinary items (net of income taxes)..............     (46)  (948)
                                                         -------  -----  -----
 Net income before extraordinary items..................     478    379    296
 Adjustments to reconcile net income to net cash
  provided by operating activities
   Depreciation and amortization........................     257    338    385
   Regulatory debits and credits........................     194    (61)   (36)
   Amortization of property under capital leases........      59     58     68
   Amortization of NUG above market liability...........    (104)
   Gain on sale of generating assets and electric energy
    projects............................................    (146)
   Minority interest....................................      14
   Writedown of investments in electric energy
    projects............................................      51
   Preferred stock dividend requirement.................      26     25     24
   Equity in (earnings) loss of unconsolidated
    affiliates..........................................     (59)   (49)     2
   Deferred income taxes and investment tax credits.....     (43)    12     18
 Change in current assets and current liabilities.......     (82)   (42)    (2)
 Other operating activities--net........................      (1)   (23)    22
                                                         -------  -----  -----
     Net cash provided by operating activities..........     644    637    777
                                                         -------  -----  -----
Cash Flows From Investing Activities
 Expenditures for property, plant and equipment.........    (318)  (304)  (310)
 Sale of generating assets and electric energy
  projects..............................................     221
 Investment in generating assets and electric energy
  projects..............................................  (1,095)  (306)  (152)
 Sale of nuclear fuel to trust..........................      14     54     60
 Purchases of available-for-sale securities.............            (15)   (72)
 Sales and maturities of available-for-sale securities..             70    111
 Purchases and sales of other financial investments--
  net...................................................              4     76
 Other investing activities--net........................      (1)    12     (4)
                                                         -------  -----  -----
     Net cash used in investing activities..............  (1,179)  (485)  (291)
                                                         -------  -----  -----
Cash Flows From Financing Activities
 Issuance of long-term debt.............................   2,620    495    111
 Retirement of long-term debt...........................  (1,644)  (295)  (210)
 Issuance of common stock...............................       8     62     76
 Purchase of treasury stock.............................    (416)  (419)
 Issuance of Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts holding
  solely parent debentures..............................                   250
 Purchase of subsidiary's preferred stock...............                  (369)
 Payments on capital lease obligations..................     (59)   (58)   (68)
 Payment of common and preferred dividends..............    (180)  (278)  (298)
 Net increase (decrease) in short-term debt.............     215    487     (9)
 Other financing activities--net........................     (71)    (1)   (20)
                                                         -------  -----  -----
     Net cash provided by (used in) financing
      activities........................................     473     (7)  (537)
                                                         -------  -----  -----
Net Increase (Decrease) In Cash and Cash Equivalents....     (62)   145    (51)
 Cash and Cash Equivalents at Beginning of Period.......     195     50    101
                                                         -------  -----  -----
 Cash and Cash Equivalents at End of Period............. $   133  $ 195  $  50
                                                         =======  =====  =====
Supplemental Disclosures of Cash Flow Information
 Cash paid during the period for:
   Interest (net of amount capitalized)................. $   267  $ 237  $ 208
   Income taxes......................................... $   184  $ 248  $ 244

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars)

                                                                   1999    1998
                                                                  ------- ------
Assets
Current Assets
 Cash and cash equivalents (Note 1).............................. $   133 $  195
 Accounts receivable (less reserve: 1999, $22; 1998, $16)........     399    298
 Unbilled revenues...............................................     310    170
 Fuel, materials and supplies--at average cost...................     200    207
 Prepayments.....................................................     119     15
 Unrealized energy trading gains.................................      26      2
 Other...........................................................     106     61
                                                                  ------- ------
                                                                    1,293    948
                                                                  ------- ------
Investments
 Investment in unconsolidated affiliates at equity (Note 1)......     424    688
 Nuclear plant decommissioning trust fund (Notes 1 and 9)........     255    206
 Other (Note 10).................................................      16     12
                                                                  ------- ------
                                                                      695    906
                                                                  ------- ------
Property, Plant and Equipment
 Electric utility plant in service--net (Note 1)
   Transmission and distribution.................................   2,462  2,179
   Generation....................................................   2,352  1,601
   General.......................................................     259    223
                                                                  ------- ------
                                                                    5,073  4,003
 Construction work in progress--at cost..........................     181    117
 Nuclear fuel owned and leased--net..............................     139    162
                                                                  ------- ------
   Electric utility plant--net...................................   5,393  4,282
 Gas and oil utility plant--net..................................     171    175
 Other property--net.............................................      80     23
                                                                  ------- ------
                                                                    5,644  4,480
                                                                  ------- ------
Regulatory Assets and Other Noncurrent Assets (Note 6)
 Recoverable transition costs....................................   2,647  2,819
 Other...........................................................     895    454
                                                                  ------- ------
                                                                    3,542  3,273
                                                                  ------- ------
                                                                  $11,174 $9,607
                                                                  ======= ======

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

                               1999     1998
                              -------  ------
Liabilities and Equity
Current Liabilities
 Short-term debt (Note 11)..  $   857  $  636
 Long-term debt.............      468       1
 Capital lease obligations..       58      59
 Above market NUG contracts
  (Note 6)..................       99     105
 Accounts payable...........      399     197
 Taxes and interest
  accrued...................      144      95
 Dividends payable..........       43      46
 Unrealized energy trading
  losses....................       28       9
 Other......................      184     128
                              -------  ------
                                2,280   1,276
                              -------  ------
Long-term Debt..............    3,689   2,983
                              -------  ------
Deferred Credits and Other
 Noncurrent Liabilities
 Deferred income taxes and
  investment tax credits
  (Note 8)..................    1,548   1,574
 Above market NUG purchases
  (Note 6)..................      674     775
 Capital lease obligations..       67     109
 Other (Notes 1 and 9).........   892     753
                              -------  ------
                                3,181   3,211
                              -------  ------
Commitments and Contingent
 Liabilities (Note 16)......
                              -------  ------
Minority Interest (Note 1)..       64
                              -------  ------
Company-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trust holding
 solely company debentures..      250     250
                              -------  ------
Preferred Stock
 With sinking fund
  requirements..............       47      47
 Without sinking fund
  requirements..............       50      50
                              -------  ------
                                   97      97
                              -------  ------
Shareowners' Common Equity
 Common stock...............        2       2
 Capital in excess of par
  value.....................    1,860   1,866
 Treasury stock (Note 1)....     (836)   (419)
 Earnings reinvested........      654     372
 Accumulated other
  comprehensive income (Note
  1)........................      (55)     (4)
 Capital stock expense and
  other.....................      (12)    (27)
                              -------  ------
                                1,613   1,790
                              -------  ------
                              $11,174  $9,607
                              =======  ======

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNERS' COMMON EQUITY
PPL Corporation and Subsidiaries
(Millions of Dollars)

                                   For the Years Ended
                                      December 31,
                                ---------------------------
                                  1999      1998     1997
                                --------  --------  -------
Common stock at beginning of
 year........................   $      2  $      2  $     2
 Issuance of common stock....
                                --------  --------  -------
Common stock at end of year..          2         2        2
                                --------  --------  -------
Capital in excess of par
 value at beginning of year..      1,866     1,669    1,590
 Common stock issued through
  the ESOP and the DRIP (a)..          8        62       76
 Common stock issued for
  purchase of PPL Gas
  Utilities..................                  135
 Other.......................        (14)                 3
                                --------  --------  -------
Capital in excess of par
 value at end of year........      1,860     1,866    1,669
                                --------  --------  -------
Treasury stock at beginning
 of year.....................       (419)
 Purchase of treasury stock..       (417)     (419)
                                --------  --------  -------
Treasury stock at end of
 year........................       (836)     (419)
                                --------  --------  -------
Earnings reinvested at
 beginning of year...........        372     1,164    1,143
 Net income (loss) (b).......        432      (569)     296
 Cash dividends declared on
  common stock...............       (150)     (223)    (275)
                                --------  --------  -------
Earnings reinvested at end of
 year........................        654       372    1,164
                                --------  --------  -------
Accumulated other
 comprehensive income at
 beginning of year (c).......         (4)                13
 Foreign currency translation
  adjustments, net of tax
  benefit of $6, $3, $0 (b)..        (51)        1      (13)
 Unrealized gain (loss) on
  available-for-sale
  securities (b).............                   (2)       2
 Minimum pension liability
  adjustment (b).............                   (3)      (2)
                                --------  --------  -------
Accumulated other
 comprehensive income at end
 of year.....................        (55)       (4)     --
                                --------  --------  -------
Capital stock expense at
 beginning of year...........        (27)      (26)      (3)
 Other.......................         15        (1)     (23)
                                --------  --------  -------
Capital stock expense at end
 of year.....................        (12)      (27)     (26)
                                --------  --------  -------
Total Shareowners' Common
 Equity......................   $  1,613  $  1,790  $ 2,809
                                ========  ========  =======

Common stock shares
 (thousands) at beginning of
 year (a)....................    157,412   166,248  162,665
 Common stock issued through
  ESOP and DRIP .............        282     2,604    3,583
 Common stock issued for
  purchase of PPL Gas
  Utilities..................                5,556
Treasury stock purchased.....    (13,997)  (16,996)
                                --------  --------  -------
Common stock shares at end of
 year........................    143,697   157,412  166,248
                                ========  ========  =======

-------
(a) $.01 par value, 390,000 thousand shares authorized. Each share entitles the holder to one vote on any question presented to any shareowners' meeting.
(b) Statement of Comprehensive Income (Note 1):

  Net income (loss)..........   $    432  $   (569) $   296
   Other comprehensive
    income, net of tax:
   Foreign currency
    translation adjustments..        (51)        1      (13)
   Unrealized gain (loss) on
    available-for-sale
    securities...............                   (2)       2
   Minimum pension liability
    adjustment...............                   (3)      (2)
                                --------  --------  -------
  Total other comprehensive
   income....................        (51)       (4)     (13)
                                --------  --------  -------
  Comprehensive income (loss)...$    381  $   (573) $   283
                                ========  ========  =======

(c) See Note 1 for disclosure of balances for each component of Accumulated Other Comprehensive Income.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PPL Corporation and Subsidiaries (a)
(Millions of Dollars)

                                            Outstanding    Shares
                                            ------------ Outstanding   Shares
                                            1999 1998(b)   1999(b)   Authorized
                                            ---- ------- ----------- ----------
PPL Electric Utilities
Preferred Stock--$100 par, cumulative
  4 1/2%................................... $25    $25     247,658      629,936
  Series...................................  72     72     726,665   10,000,000
                                            ---    ---
                                            $97    $97
                                            ===    ===

Details of Preferred Stock(c)

                                                                     Sinking Fund Provisions
                                                                     -----------------------
                           Outstanding     Shares       Optional     Shares to be
                         --------------- Outstanding   Redemption      Redeemed   Redemption
                         1999(b) 1998(b)   1999(b)   Price Per Share   Annually     Period
                         ------- ------- ----------- --------------- ------------ ----------
With Sinking Fund
 Requirements
 Series Preferred
  5.95%.................   $ 1     $ 1      10,000              (d)     10,000    April 2001
  6.125%................    31      31     315,500              (d)      (e)       2003-2008
  6.15%.................    10      10      97,500              (d)     97,500    April 2003
  6.33%.................     5       5      46,000              (d)     46,000     July 2003
                           ---     ---
                           $47     $47
                           ===     ===
Without Sinking Fund
 Requirements
 4 1/2% Preferred.......   $25     $25     247,658       $110.00
 Series Preferred
  3.35%.................     2       2      20,605        103.50
  4.40%.................    11      11     117,676        102.00
  4.60%.................     3       3      28,614        103.00
  6.75%.................     9       9      90,770         (d)
                           ---     ---
                           $50     $50
                           ===     ===

Increases (Decreases) in Preferred Stock

  There were no issuances or redemptions of preferred stock in 1999, 1998 or
1997.
-------
(a) Each share of PPL Electric Utilities' preferred stock entitles the holder to one vote on any question presented to PPL Electric Utilities' shareowners' meetings. There were also 10,000,000 shares of PPL's preferred stock and 5,000,000 shares of PPL Electric Utilities' preference stock authorized; none were outstanding at December 31, 1999 and 1998.
(b) In 1997, PPL acquired 79.11% ($369 million par value) of the outstanding preferred stock of PPL Electric Utilities in a tender offer. PPL Electric Utilities repurchased these shares from PPL and cancelled them in August 1999, using the proceeds of securitization.
(c) The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(d) These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(e) Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 28,000.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED
MANDATORILY REDEEMABLE PREFERRED SECURITIES AT DECEMBER 31,
PPL Corporation and Subsidiaries (a)
(Millions of Dollars)

                                 Outstanding Outstanding
                                 ----------- -----------
                                 1999  1998     1999     Authorized Maturity(b)
                                 ----- ----- ----------- ---------- -----------
Company-Obligated Mandatorily
 Redeemable
 Preferred Securities of
  Subsidiary Trusts Holding
 Solely Company Debentures--$25
  per security
  8.10%......................... $ 150 $ 150  6,000,000  6,000,000   July 2027
  8.20%.........................   100   100  4,000,000  4,000,000  April 2027
                                 ----- -----
                                 $ 250 $ 250
                                 ===== =====

-------
(a) In 1997, PPL Electric Utilities arranged for the issuance of a total of $250 million of company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures by PP&L Capital Trust and PP&L Capital Trust II, two Delaware statutory business trusts. These preferred securities are supported by a corresponding amount of junior subordinated deferrable interest debentures issued by PPL Electric Utilities to the trusts. PPL Electric Utilities owns all of the common securities, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the preferred securities and the common securities were used by PP&L Capital Trust and PP&L Capital Trust II to acquire $103 million and $155 million principal amount of Junior Subordinated Deferrable Interest Debentures, ("Subordinated Debentures") respectively. PPL Electric Utilities has guaranteed all of the trusts' obligations under the preferred securities. The proceeds of the sale of these preferred securities were loaned by PPL Electric Utilities to PPL for the tender offer for PPL Electric Utilities preferred stock.
(b) The preferred securities are subject to mandatory redemption, in whole or in part, upon the repayment of the Subordinated Debentures at maturity or their earlier redemption. At the option of PPL Electric Utilities, the Subordinated Debentures are redeemable on and after April 1, 2002 (for the 8.20% securities) and July 1, 2002 (for the 8.10% securities) in whole at any time or in part from time to time. The amount of preferred securities subject to such mandatory redemption will be equal to the amount of related Subordinated Debentures maturing or being redeemed. The redemption price is $25 per security plus an amount equal to accumulated and unpaid distributions to the date of redemption.


The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars)

                                         Outstanding
                                        -------------------
                                         1999         1998      Maturity(b)
                                        ------       ------  -----------------
First Mortgage Bonds(a)
  6%................................... $  125       $  125       June 1, 2000
  7 3/4%...............................     28(c)       150        May 1, 2002
  6 7/8%...............................     19(c)       100   February 1, 2003
  6 7/8%...............................     25(c)       150      March 1, 2004
  6 1/8% to 7.70%......................    475(c)(d)    675          2005-2009
  7 3/8%...............................     10(c)       100          2010-2014
  9 1/4%...............................     28(c)       215          2015-2019
  9 3/8 to 7.30%.......................     88(c)       750          2020-2024
First Mortgage Pollution Control
 Bonds(a)
  6.40% Series H.......................     90           90   November 1, 2021
  5.50% Series I.......................     53           53  February 15, 2027
  6.40% Series J.......................    116          116  September 1, 2029
  6.15% Series K.......................     55           55     August 1, 2029
                                        ------       ------
                                         1,112        2,579
Series 1999-1 Transition Bonds
  6.08 to 7.15%........................  2,390(e)                    2001-2008
Medium-Term Notes
  5.75 to 7.7%.........................    597(f)       397          2000-2007
Pollution Control Revenue Bonds........      9            9       June 1, 2027
Unsecured Promissory Notes.............     17           18          2005-2022
Other Long-Term Debt...................     38(g)                    2000-2015
                                        ------       ------
                                         4,163        3,003
Unamortized (discount) and premium--
 net...................................     (6)         (19)
                                        ------       ------
                                         4,157        2,984
Less amount due within one year........   (468)          (1)
                                        ------       ------
  Total long-term debt................. $3,689       $2,983
                                        ======       ======

-------
(a) Substantially all owned electric utility plant is subject to the lien of PPL Electric Utilities' Mortgage.
(b) Aggregate long-term debt maturities through 2004 are (millions of dollars); 2000, $468; 2001, $315; 2002, $278; 2003, $364; 2004, $390.
    There are no bonds outstanding that have sinking fund requirements.
(c) In August 1999, PPL Electric Utilities used a portion of the proceeds from securitization to repurchase $1.467 billion of its first mortgage bonds through tender offers and open market purchases.
(d) In May 1998, PPL Electric Utilities issued $200 million First Mortgage Bonds, 6 1/8% Reset Put Securities Series due 2006. In connection with issuance, PPL Electric Utilities assigned to a third party the option to call the bonds from the holders on May 1, 2001. These bonds will mature on May 1, 2006, but will be required to be surrendered by the existing holders on May 1, 2001 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders.
(e) In August 1999, PP&L Transition Bond Company issued $2.42 billion of transition bonds to securitize a portion of PPL Electric Utilities' stranded costs. The bonds were issued in eight different classes, with expected average lives of 1 to 8.7 years. On December 27, 1999, a $29.7 million bond principal payment was made on Class A-1 bonds.
(f) In October 1999, PPL Capital Funding issued $200 million of medium-term notes in the form of 7.70% Reset Put Securities due 2007. In connection with this issuance, PPL Capital Funding assigned to a third party an option to call the notes from the holders on November 15, 2002. These notes will mature on November 15, 2007, but will be required to be surrendered by the existing holders on November 15, 2002 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put.
(g) In 1999, PPL Global acquired additional interests in Emel and EC, resulting in majority ownership and control of these companies. As a result, in the third quarter PPL Global consolidated the financial statements of Emel and EC.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS

  Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1. Summary of Significant Accounting Policies

Business and Consolidation

  At December 31, 1999, PPL was the parent holding company of PPL Electric Utilities, PPL Global, PPL Montana, PPL Gas Utilities, PPL Capital Funding, PPL Spectrum, H.T. Lyons, McClure, McCarl's and Western Mass. Holdings.

  The financial condition and results of operations of PPL Electric Utilities (including its subsidiary PPL EnergyPlus) and PPL Global are currently the principal factors affecting PPL's financial condition and results of operations. PPL Electric Utilities generates electricity, provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and deregulated markets, and trades or markets wholesale energy in the United States and Canada. PPL Global develops electricity generation and delivery projects worldwide.

  PPL consolidates the financial statements of its affiliates when it has majority ownership and control. All significant intercompany transactions have been eliminated. Minority interests in operating results and equity ownership are reflected in the consolidated financial statements.

  The consolidated financial statements reflect the accounts of all controlled affiliates on a current basis, with the exception of PPL Global's investments in Emel and EC, which are included on a one-month lag. PPL Global's investment in WPD (formerly SWEB) is accounted for using the equity method and reported on a one-month lag. PPL Global has a 51% equity ownership interest in WPD but lacks voting control. (See Note 3.) Less than 50% owned affiliates are accounted for using the equity method, reported on a one-quarter lag. These reporting lags are required because financial statements from these investments are not timely for PPL Global to apply the equity method currently.

  When ownership interest in an affiliate increases through a series of acquisitions and subsequently results in control, as was the case for PPL Global's investments in Emel and EC, the equity method of accounting ceases to apply. In accordance with Accounting Research Bulletin 51, "Consolidated Financial Statements," the affiliate's results are included in the consolidated financial statements as though it were acquired at the beginning of the year. The portion of the affiliate's earnings owned by outside shareowners prior to PPL achieving control is included in "Minority Interest" on the Consolidated Statement of Income.

Reclassification

  Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the current presentation. The Consolidated Balance Sheet has been reclassified, with components presented in order of liquidity. This change recognizes the increasing significance of PPL's unregulated activities. The Consolidated Statement of Shareowner's Common Equity has also been reclassified in connection with SFAS 130, "Reporting Comprehensive Income."

Earnings Per Share

  SFAS 128, "Earnings Per Share," requires the disclosure of basic and diluted EPS. Basic EPS is calculated by dividing earnings available to common shareowners ("Net Income" on the PPL's Consolidated Statement of Income) by the weighted average number of common shares outstanding during the period. In the calculation of diluted EPS, weighted average shares outstanding are increased for additional shares that would be outstanding if potentially dilutive securities were converted to common stock. In April 1999, PPL made its initial award of stock options under its Incentive Compensation Plan. (See
Note 13 to Financial Statements.) Stock options are the only potentially dilutive securities outstanding, but had no impact on 1999 EPS. For the twelve months ended December 31, 1999 and 1998, the weighted average shares outstanding (in thousands) were 152,287 and 164,651, respectively.

Management's Estimates

  These financial statements were prepared using management's best estimates of existing conditions. Actual results could differ from these estimates.

Accounting Records

  The accounting records for PPL Electric Utilities and PPL Gas Utilities are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

Regulation

  Historically, PPL Electric Utilities accounted for its operations in accordance with the provisions of SFAS 71, which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements. PPL Electric Utilities discontinued application of SFAS 71 for the generation portion of its business, effective June 30, 1998. PPL Gas Utilities continues to be subject to SFAS 71.

Electric Utility Plant in Service

  Following are the classes of PPL's Electric Utility Plant in Service with associated accumulated depreciation reserves, at December 31, 1999 and 1998 (millions of dollars):

                                        Transmission
                                            and
                                        Distribution Generation General  Total
                                        ------------ ---------- ------- -------
December 31, 1999:
Basis..................................   $ 3,836     $ 6,837    $ 415  $11,088
Accumulated depreciation...............    (1,374)     (4,485)    (156)  (6,015)
                                          -------     -------    -----  -------
                                          $ 2,462     $ 2,352    $ 259  $ 5,073
                                          =======     =======    =====  =======
December 31, 1998:
Basis..................................   $ 3,395     $ 6,351    $ 383  $10,129
Accumulated depreciation...............    (1,216)     (4,750)    (160)  (6,126)
                                          -------     -------    -----  -------
                                          $ 2,179     $ 1,601    $ 223  $ 4,003
                                          =======     =======    =====  =======

  Electric Utility Plant in Service is recorded at original cost, unless impaired, in which case the plant's basis is reduced to its estimated fair value. Property, plant and equipment acquired is recorded at the fair market value at acquisition date. Generation plant is reflected at the lower of cost or market value, as these assets are no longer subject to the provisions of SFAS 71. The other classes of Electric Utility Plant in Service, as well as items capitalized subsequent to an acquisition, are recorded at historical cost.

  AFUDC is capitalized as part of the construction costs for regulated projects. Capitalized interest is recorded for generation-related projects.

  The cost of repairs and replacements are charged to expense as incurred for non-regulated projects. When regulated property, plant and equipment is retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation. When entire regulated operating units are sold or non-regulated plant is retired or sold, the costs of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is included in income, unless otherwise required by the FERC.

  Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite, and group methods. PPL Electric Utilities' provisions for depreciation, as a percent of average gross depreciable property, approximated 2.1% in 1999, 3.7% in 1998 and 3.8% in 1997.

Amortization of Goodwill

  Goodwill, which is included in "Regulatory Assets and Other Non-Current Assets" on the Consolidated Balance Sheet, is amortized on a straight-line basis over a 40-year period. Goodwill capitalized as part of PPL Global's investments in unconsolidated affiliates is also being amortized over a 40-year period.

Nuclear Decommissioning and Fuel Disposal

  An annual provision for PPL Electric Utilities' share of the future cost to decommission the Susquehanna station, equal to the amount allowed for ratemaking purposes, is charged to depreciation expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Note 9.

Recoverable Transition Costs

  Based on the PUC Final Order, PPL Electric Utilities was amortizing its competitive transition (or stranded) costs over an eleven-year transition period beginning January 1, 1999 and ending December 31, 2009. In August 1999, competitive transition costs of $2.402 billion were converted to intangible transition costs when securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds--August 1999 through December 2008, in accordance with an amortization schedule filed with the PUC. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.

Liability for Above Market NUG Contracts

  At June 30, 1998, PPL Electric Utilities recorded an estimated liability for above market contracts with NUGS. Effective January 1999, PPL Electric Utilities began reducing this liability as an offset to "Energy Purchases" on the Consolidated Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. This accounting will continue through 2014, when the last of the existing NUG contracts expires.

Accounting for Price Risk Management

  PPL engages in price risk management activities for both energy trading and non-trading activities as defined by EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." In 1999, PPL entered into commodity forward and financial contracts for the physical purchase and sale of energy as well as energy contracts that can be settled financially. In 1998, these instruments were reflected in the financial statements using the accrual method of accounting. As of January 1, 1999, PPL adopted mark-to-market accounting for energy trading contracts, in accordance with EITF 98-10, and gains and losses from changes in market prices are reflected in "Energy Purchases" on the Consolidated Statement of Income.

  PPL will continue to use EITF 98-10 to account for its commodity forward and financial contracts until it adopts SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" effective on January 1, 2001. At that time, PPL will change the accounting for any of its outstanding contracts that qualify as derivatives under SFAS 133.

  PPL and PPL Electric Utilities entered into forward starting swaps and treasury locks to hedge the interest rate risk associated with debt issuances. The gains or losses on these swaps have been deferred and are being recognized over the life of the debt, in accordance with SFAS 80, "Accounting for Futures Contracts."

  PPL or its subsidiaries also enter into foreign currency exchange contracts to hedge future cash flows for firm transactions and commitments and to hedge economic exposures such as anticipated dividends and projected asset sales or acquisitions when there is a high degree of certainty that the exposure will be realized. Until PPL adopts SFAS 133, market gains and losses are recognized in accordance with SFAS 52, "Foreign Currency Translation," and are included in accumulated other comprehensive income on the Consolidated Balance Sheet.

Leases

  Leased property of PPL Electric Utilities capitalized on the Consolidated Balance Sheet consists solely of nuclear fuel. Future lease payments for nuclear fuel are based on the quantity of electricity produced at the Susquehanna station. These payments are expected to approximate $50 to $59 million per year through 2004. The maximum amount of nuclear fuel available for lease under current arrangements is $200 million. Payments on other leased property, which are classified as operating leases, are projected at $28 million per year through 2004. These leases included vehicles, personal computers and other equipment.

Revenue Recognition

  "Electric," "Natural Gas and Propane," and "Wholesale Energy Marketing and Trading" revenues are recorded based on deliveries through the end of the calendar month.

  "Energy-Related Businesses" revenue includes PPL Global, PPL Spectrum, and the mechanical contracting and engineering subsidiaries. PPL Global's revenue reflects its proportionate share of affiliate earnings under the equity method of accounting, as described in the Business and Consolidation section of this
Note 1. PPL Spectrum and the mechanical contracting and engineering subsidiaries record profits from construction contracts on the percentage-of-completion method of accounting. Under the percentage-of-completion method, the relationship of actual costs incurred to total estimated costs of the contracts is applied to total income to be derived from the contracts. Income from time and material contracts is recognized currently as the work is performed. Costs include all direct material and labor costs and job-related overhead. Provisions for estimated loss on uncompleted contacts, if any, are made in the period in which such losses are determined.

Income Taxes

  The provision for PPL Electric Utilities' deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under generally accepted accounting principles is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 8.

  PPL Electric Utilities deferred the investment tax credits when utilized, and is amortizing the deferrals over the average lives of the related assets.

  PPL and its subsidiaries file a consolidated federal income tax return.

Pensions and Other Postretirement and Postemployment Benefits

  The subsidiaries of PPL have noncontributory pension plans covering substantially all employees. Funding is based on actuarially determined computations that consider the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974.

  The company also provides for certain health care and life insurance benefits for retired employees and inactive employees covered by disability plans. See Note 14 for details presented in conformity with SFAS 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits."

Cash Equivalents

  All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

Comprehensive Income

  Comprehensive income consists of net income and other comprehensive income, defined as changes in common equity from transactions not related to shareowners. For PPL Electric Utilities, other comprehensive income consists of unrealized gains or losses on available-for-sale securities and the excess of additional pension liability over unamortized prior service costs. The other comprehensive income of PPL consists of the foregoing as well as foreign currency translation adjustments recorded by PPL Global. In accordance with SFAS 130, comprehensive income is reflected on the Consolidated Statement of Shareowners' Common Equity, and "Accumulated Other Comprehensive Income" is presented on the Consolidated Balance Sheet.

  The accumulated other comprehensive income of PPL at December 31, 1999 consists of (in millions): foreign currency translation adjustments, ($50); unrealized gains on available-for-sale securities, $1; and adjustments to minimum pension liability, ($6). Accumulated other comprehensive income was not significant at December 31, 1998.

Treasury Stock

  Treasury shares are reflected on the Consolidated Balance Sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares. Treasury shares are not considered outstanding in calculating earnings per share.

Foreign Currency Translation

  All assets and liabilities of foreign subsidiaries are translated at period-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the relevant periods. The resulting translation adjustments are recorded as a component of "Accumulated Other Comprehensive Income." Gains or losses related to foreign currency transactions are recognized in income currently.

2. Segment and Related Information

  PPL's principal business segment is PPL Electric Utilities, which (in conjunction with PPL EnergyPlus) provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and deregulated electricity markets, and markets wholesale electricity in the United States and Canada. PPL's other reportable business segment, PPL Global (excluding the Montana generating assets acquired in 1999, which are owned by PPL Montana and not consolidated with PPL Global for financial reporting purposes), invests in and develops worldwide power projects, with the majority of its international investments located in the U.K., Chile, and El Salvador. PPL Global also owns and operates generating facilities in the United States. PPL Global's revenue represents equity earnings in unconsolidated investments, revenues from the sale of generation to wholesale customers, and revenue from the delivery of electricity to retail customers. Other operating revenues of PPL represent gas distribution, unregulated generating activities (including PPL Montana), mechanical contracting and engineering, and unregulated energy services. Financial data for PPL's business segments were as follows (millions of dollars):

                                                          1999    1998    1997
                                                         ------  ------  ------
Income Statement data
Operating revenues
  PPL Electric Utilities................................ $3,952  $3,643  $3,049
  PPL Global............................................    330      47      32
  Other and Eliminations................................    308      96      (4)
                                                         ------  ------  ------
                                                          4,590   3,786   3,077
Depreciation and amortization
  PPL Electric Utilities................................    233     335     385
  PPL Global............................................     18
  Other and Eliminations................................      6       3
                                                         ------  ------  ------
                                                            257     338     385
Interest expense
  PPL Electric Utilities................................    214     196     207
  PPL Global............................................     44      22       8
  Other and Eliminations................................     19      12
                                                         ------  ------  ------
                                                            277     230     215
Income taxes
  PPL Electric Utilities................................    151     273     247
  PPL Global............................................     29      (4)     (3)
  Other and Eliminations................................     (6)    (10)     (7)
                                                         ------  ------  ------
                                                            174     259     237
Extraordinary items, net of taxes
  PPL Electric Utilities................................    (46)   (948)
  PPL Global............................................
  Other and Eliminations................................
                                                         ------  ------  ------
                                                            (46)   (948)

                                                              1999   1998  1997
                                                              -----  ----  ----
Net income (loss)--actual
  PPL Electric Utilities.....................................   398  (587)  308
  PPL Global.................................................    37    15   (17)
  Other and Eliminations.....................................    (3)    3     5
                                                              -----  ----  ----
                                                                432  (569)  296
Net income (loss)--excluding one-time adjustments (a)
  PPL Electric Utilities.....................................   337   304   308
  PPL Global.................................................    24     6    10
  Other and Eliminations.....................................    (3)         10
                                                              -----  ----  ----
                                                              $ 358  $310  $328

-------
(a) One-time adjustments: additions to (deductions from) net income

                                                               1999  1998  1997
                                                              -----  ----  ----
PPL Electric Utilities
Sale of Sunbury plant and related assets..................... $   42
  Securitization.............................................     19
  PUC restructuring charge...................................        (915)
  FERC municipality settlement...............................         (32)
  SER settlement.............................................          18
  Other impacts of restructuring.............................          38
                                                              ------ ----  ----
                                                                  61 (891)

PPL Global
SWEB sale of supply business.................................     64
  Writedown of carrying value of certain investments.........    (51)
  U.K. income tax rate reduction.............................           9    10
  Windfall profits tax.......................................               (37)
                                                              ------ ----  ----
                                                                  13    9   (27)

Other and Eliminations
PPL Gas Utilities acquisition costs..........................           3    (5)
                                                              ------ ----  ----
                                                                     $  3  $ (5)


------------------------------------------------------------------------------

                                                               1999   1998  1997
                                                              ------  ----  ----
Cash Flow data
Expenditures for property, plant & equipment
  PPL Electric Utilities..................................... $  300  $297  $310
  PPL Global.................................................      4
  Other and Eliminations.....................................     14     7
                                                              ------  ----  ----
                                                                 318   304   310
Investment in generating assets and electric energy
 projects
  PPL Electric Utilities.....................................
  PPL Global.................................................    315   306   152
  Other and Eliminations.....................................    780
                                                              ------  ----  ----
                                                              $1,095  $306  $152


--------------------------------------------------------------------------------

                                                                  1999    1998
                                                                 ------- ------
Balance Sheet data
Cumulative net investment in unconsolidated affiliates
  PPL Electric Utilities........................................ $    17 $   17
  PPL Global....................................................     407    671
  Other and Eliminations........................................
                                                                 ------- ------
                                                                     424    688
Total assets
  PPL Electric Utilities........................................   9,092  8,838
  PPL Global....................................................   1,424    757
  Other and Eliminations........................................     658     12
                                                                 ------- ------
                                                                 $11,174 $9,607

3. Investments in Unconsolidated Affiliates

  PPL's investments in unconsolidated affiliates were $424 million and $688 million at December 31, 1999 and 1998, respectively. The most significant investment was PPL Global's investment in WPD, which was $303 million at December 31, 1999 and $373 million at December 31, 1998. At December 31, 1999 PPL Global had a 51% equity ownership interest in WPD, but lacked voting control. Accordingly, PPL Global accounts for its investment in WPD (and other investments where it has majority ownership but lacks voting control) under the equity method of accounting. The December 31, 1998 balance included PPL Global's $243 million investment in Emel and EC. In 1999 PPL Global acquired a controlling interest in these affiliates, and consolidated their financial results. See Note 1 for additional information regarding consolidation.

  Investments in unconsolidated affiliates at December 31, 1999, and the effective equity ownership percentages, are as follows:

    Bolivian Generating Group, LLC--29.3%
    Latin American Energy & Electricity Fund I, LP--16.6%
    Aguaytia Energy, LLC--11.4%
    WPD Holdings UK--51%
    Hidrocentrais Reunidas, LDA--50%
    Hidro Iberica, B. V.--50%
    Bangor Pacific Hydro Associates--50%
    Southwest Power Partners, LLC--50%
    PPLG Lux Finance, S.a.r.l.--53.4%
    Safe Harbor Water Power Corporation--33.3%

  Summarized below is financial information from the financial statements of these affiliates, as comprehended in the PPL consolidated financial statements for the periods noted: (For purpose of comparability, the summarized information of Emel and EC is excluded from all periods.)


                                                       (in millions of dollars)
                                                              December 31
                                                       -------------------------
                                                           1999         1998
                                                       ------------ ------------
Balance Sheet Data
  Current Assets...................................... $        389 $        236
  Noncurrent Assets...................................        3,340        3,227
  Current Liabilities.................................          367          409
  Noncurrent Liabilities..............................        1,890        2,044

                                                            1999   1998   1997
                                                           ------ ------ ------
Income Statement Data
  Revenues................................................ $1,130 $1,206 $1,292
  Operating Income........................................    212    188    181
  Net Income (Loss).......................................    427    137    (14)

4. PUC Restructuring Proceeding

  In August 1998, the PUC entered its Final Order approving the settlement of PPL Electric Utilities' restructuring proceeding under Pennsylvania's Customer Choice Act. Among other things, that Order:

  . permitted PPL Electric Utilities to recover $2.97 billion (on a net present value basis) in stranded costs over 11 years--i.e., from January 1, 1999 through December 31, 2009. PPL Electric Utilities' stranded costs are those which would have been recoverable under traditional rate regulation, but may not be recoverable in the competitive marketplace. PPL Electric Utilities was permitted a return of 10.86% on the unamortized balance of these stranded costs.

  . authorized PPL Electric Utilities to issue transition bonds to securitize up to $2.85 billion of its stranded costs. In August 1999, PP&L Transition Bond Company issued $2.42 billion of transition bonds.

  . required PPL Electric Utilities to reduce rates to all retail customers by four percent effective January 1, 1999 through December 31, 1999.

  . required PPL Electric Utilities to unbundle its retail electric rates beginning on January 1, 1999, to reflect separate prices for the transmission and distribution charges, the CTC, the ITC, and the generation charge. The CTC is a charge paid by all customers who receive delivery service from PPL Electric Utilities, to recover PPL Electric Utilities' stranded costs. The ITC, which offsets the CTC on customer bills, is a charge paid by delivery customers to reflect the securitization of stranded costs.

  . required PPL Electric Utilities to transfer its retail marketing function to a new subsidiary, PPL EnergyPlus. PPL EnergyPlus has a PUC license to act as a Pennsylvania EGS. This license permits PPL EnergyPlus to offer retail electric supply to participating customers in PPL Electric Utilities' service territory and in the service territories of other Pennsylvania utilities. In 1999, PPL EnergyPlus offered energy to industrial and commercial customers in Pennsylvania and in other states that have opened their markets to competitive suppliers.

  . permitted, but did not require, PPL Electric Utilities to transfer ownership and operation of its generating facilities to a separate corporate entity at book value.

5. Securitization

  In August 1999, PP&L Transition Bond Company issued $2.42 billion of transition bonds to securitize a portion of PPL Electric Utilities' stranded costs. The bonds were issued in eight different classes, with expected average lives of 1 to 8.7 years. PP&L Transition Bond Company, a special purpose Delaware limited liability company, was formed for the purpose of purchasing and owning ITP, and pledging its interest in ITP to a trustee to collateralize transition bonds. The assets of PP&L Transition Bond Company, including the ITP, are not available to creditors of PPL or PPL Electric Utilities. The transition bonds are obligations of PP&L Transition Bond Company and are non-recourse to PPL and PPL Electric Utilities.

  PPL Electric Utilities used a portion of the securitization proceeds to acquire equity held by PPL, including $380 million of preferred stock and $481 million of common stock. In addition, PPL Electric Utilities used a portion of the proceeds to repurchase $1.467 billion of its first mortgage bonds through tender offers and open market purchases. In August 1999, PPL Electric Utilities recorded an extraordinary charge of $59 million for the premiums and related expenses to extinguish this first mortgage debt. See Note 6 for additional information.

  PPL used $417 million of the proceeds it received from PPL Electric Utilities to purchase 14 million shares of its common stock.

  PPL Electric Utilities' customers will benefit from securitization through an expected average rate reduction of approximately one percent for the period the transition bonds are outstanding. With securitization, a substantial portion of the CTC has been replaced with an ITC, which passes 75% of the net financing savings back to customers. The actual reduction will vary by year, by customer class and by level of use.

  In December 1999, the PUC approved PPL Electric Utilities' calculation of ITC under-recoveries for the period from August through November 1999. PPL Electric Utilities calculated ITC under-recoveries of $14.5 million for this period. The PUC accepted rates proposed by PPL Electric Utilities to implement new ITC rates to collect these under-recoveries in 2000.

6. Extraordinary Items

 PUC Restructuring and FERC Settlement

  Historically, PPL Electric Utilities prepared its financial statements for its regulated operations in accordance with SFAS 71, which requires rate-regulated companies to reflect the effects of regulatory decisions in their financial statements. PPL Electric Utilities deferred certain costs pursuant to rate actions of the PUC and the FERC and recovered, or expected to recover, such costs in electric rates charged to customers.

  The EITF addressed the appropriateness of the continued application of SFAS 71 by entities in states that have enacted restructuring legislation similar to Pennsylvania's Customer Choice Act. The EITF came to a consensus on Issue No. 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of FASB Statements 71 and 101," which concluded that an entity should cease to apply SFAS 71 when a deregulation plan is in place and its terms are known. For PPL Electric Utilities, with respect to the generation portion of its business, this occurred effective June 30, 1998 based upon the outcome of the PUC restructuring proceeding. PPL Electric Utilities adopted SFAS 101 for the generation side of its business. SFAS 101 required a determination of impairment of plant assets performed in accordance with SFAS 121, and the elimination of all effects of rate regulation that were recognized as assets and liabilities under SFAS 71.

  PPL Electric Utilities performed impairment tests of its electric generation assets on a plant specific basis and determined that $2.388 billion of its generation plant was impaired at June 30, 1998. Impaired plant was the excess of the net plant investment at June 30, 1998 over the present value of the net cash flows during the remaining lives of the plants. Annual net cash flows were determined by comparing estimated generation sustenance costs to estimated regulated revenues for the remainder of 1998, market revenues for 1999 and beyond, and revenues from bulk power contracts. The net cash flows were then discounted to present value.

  In addition to the impaired generation plant, PPL Electric Utilities estimated that there were other stranded costs totaling $1.989 billion at June 30, 1998. This primarily included generation-related regulatory assets and liabilities and an estimated liability for above-market purchases under NUG contracts. The total estimated impairment described above was $4.377 billion. The PUC's Final Order in the restructuring proceeding, entered on August 27, 1998, permitted the recovery of $2.819 billion through the CTC on a present value basis, excluding amounts for nuclear decommissioning and consumer education, resulting in a net under-recovery of $1.558 billion. PPL Electric Utilities recorded an extraordinary charge for this under-recovery in June 1998.

  Under FERC Order 888, 16 small utilities which had power supply agreements with PPL Electric Utilities signed before July 11, 1994, requested and were provided with PPL Electric Utilities' current estimate of its stranded costs applicable to these customers if they were to terminate their agreements in 1999. Subject to certain conditions, FERC-approved settlement agreements executed with 15 of these customers provide for continued power supply by PPL Electric Utilities through January 2004. As a result of these settlements, PPL Electric Utilities, in the second quarter of 1998, recorded an extraordinary charge in the amount of $56 million.

  The extraordinary items related to the PUC restructuring proceeding and the FERC settlement are reflected on the Consolidated Statement of Income, net of income taxes.

  Details of amounts written-off in June 1998 were as follows (millions of dollars):

   Impaired generation-related assets................................... $2,388
   Above-market NUG contracts...........................................    854
   Generation-related regulatory assets and other.......................  1,135
                                                                         ------
     Total..............................................................  4,377
   Recoverable transition costs (a)..................................... (2,819)
                                                                         ------
   Extraordinary item pre-tax--PUC......................................  1,558
                             --FERC.....................................     56
                                                                         ------
                                                                          1,614
   Tax effects..........................................................   (666)
                                                                         ------
   Extraordinary items.................................................. $  948
                                                                         ======

-------
(a) Excluding recoveries for nuclear decommissioning and consumer education expenditures.

  PPL Electric Utilities believes that the electric transmission and distribution operations continue to meet the requirements of SFAS 71 and that regulatory assets associated with these operations will continue to be recovered through rates from customers. At December 31, 1999, $309 million of net regulatory assets, other than the recoverable transition costs, remain on PPL Electric Utilities' books. These regulatory assets will continue to be recovered through regulated transmission and distribution rates over periods ranging from one to 30 years.

 Extinguishment of Debt

  SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt," requires that a material aggregate gain or loss from the extinguishment of debt be classified as an extraordinary item, net of the related income tax effect.

  As explained in Note 5, PPL Electric Utilities repurchased $1.467 billion of first mortgage bonds in August 1999, using the proceeds from the issuance of transition bonds. PPL Electric Utilities recorded an extraordinary charge of $59 million for the premiums and related expenses to reacquire these first mortgage bonds. Details of this extraordinary charge were as follows (millions of dollars):

   Reacquisition cost of debt........................................... $1,554
   Net carrying amount of debt.......................................... (1,454)
                                                                         ------
   Extraordinary charge pre-tax.........................................    100
   Tax effects..........................................................    (41)
                                                                         ------
   Extraordinary charge................................................. $   59
                                                                         ======

  The extraordinary charge related to extinguishment of debt was partially offset in December 1999 with a credit relating to wholesale power activity.

7. Sales to Other Electric Utilities

  PPL Electric Utilities provided JCP&L with 189,000 kilowatts of capacity and related energy from all of its generating units during 1999. This agreement terminated on December 31, 1999. PPL Electric Utilities is reselling the returning capacity and energy through its Energy Marketing Center. Under a separate agreement, PPL Electric Utilities is providing additional capacity and energy to JCP&L. This capacity and energy sale increased from 200,000 kilowatts to 300,000 kilowatts in June 1999 and continues at this level through May 2004. Prices for this capacity and energy are market-based.

  In August 1999, the FERC approved new interconnection and power supply agreements between PPL Electric Utilities and UGI. Under the new power supply agreement, effective August 1999, UGI purchases capacity from PPL Electric Utilities equal to UGI's PJM capacity obligation less the capacity reserve value of UGI's owned generation and an existing power purchase agreement. In 2000, UGI will purchase a firm block of energy in addition to the capacity. The agreement terminates in February 2001.

  PPL Electric Utilities provides BG&E with 129,000 kilowatts, or 6.6%, of its share of capacity and related energy from the Susquehanna station. Sales to BG&E will continue through May 2001.

8. Income and Other Taxes

  For 1999, 1998 and 1997 the corporate federal income tax rate was 35%, and the PA corporate net income tax rate was 9.99%.

  The tax effects of significant temporary differences comprising PPL's net deferred income tax liability were as follows (millions of dollars):

                                                                 PPL Electric
                                                      PPL          Utilities
                                                 --------------  --------------
                                                  1999    1998    1999    1998
                                                 ------  ------  ------  ------
Deferred Tax Assets
  Deferred investment tax credits............... $   71  $   78  $   71  $   78
  Purchase contracts............................    360     389     337     389
  Accrued pension costs.........................    108      99     106      99
  Contribution in aid of construction...........     28      22      27      22
  Other.........................................    153     128     138     124
  Valuation allowance...........................     (6)     (6)     (4)     (4)
                                                 ------  ------  ------  ------
                                                    714     710     675     708
                                                 ------  ------  ------  ------
Deferred Tax Liabilities
  Electric utility plant--net...................    813     743     811     743
  Restructuring--CTC/ITP........................  1,026   1,169   1,026   1,169
  Taxes recoverable through future rates........    107     100     107     100
  Reacquired debt costs.........................     14      13      13      13
  Other.........................................     82      40      31      26
                                                 ------  ------  ------  ------
                                                  2,042   2,065   1,988   2,051
                                                 ------  ------  ------  ------
Net deferred tax liability...................... $1,328  $1,355  $1,313  $1,343
                                                 ======  ======  ======  ======

  Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows (millions of dollars):

Income Tax Expense

                                                                PPL Electric
                                                  PPL            Utilities
                                             ----------------  ----------------
                                             1999  1998  1997  1999  1998  1997
                                             ----  ----  ----  ----  ----  ----
Income Tax Expense
  Provision-Federal......................... $188  $183  $162  $190  $198  $170
  Provision-State...........................   36    64    57    35    64    58
                                             ----  ----  ----  ----  ----  ----
                                              224   247   219   225   262   228
                                             ----  ----  ----  ----  ----  ----
  Deferred-Federal..........................   76    19    19    53    18    20
  Deferred-State............................ (109)    3     9  (110)    3     9
                                             ----  ----  ----  ----  ----  ----
                                              (33)   22    28   (57)   21    29
                                             ----  ----  ----  ----  ----  ----
  Investment tax credit, net-federal........  (17)  (10)  (10)  (17)  (10)  (10)
                                             ----  ----  ----  ----  ----  ----
    Total................................... $174  $259  $237  $151  $273  $247
                                             ====  ====  ====  ====  ====  ====
Federal.....................................  247   192   171   226   206   180
State.......................................  (73)   67    66   (75)   67    67
                                             ----  ----  ----  ----  ----  ----
                                             $174  $259  $237  $151  $273  $247
                                             ====  ====  ====  ====  ====  ====

Reconciliation of Income Tax Expense

                                                               PPL Electric
                                                 PPL            Utilities
                                            ----------------  ----------------
                                            1999  1998  1997  1999  1998  1997
                                            ----  ----  ----  ----  ----  ----
Reconciliation of Income Tax Expense
  Indicated federal income tax on pre-tax
   income before extraordinary items at
   statutory tax rate--35%................. $242  $232  $195  $221  $230  $209
Increase/(decrease) due to:
  State income taxes.......................  (50)   43    40   (51)   43    40
  Flow through of depreciation differences
   not previously normalized...............    3     9    22     3     9    22
  Amortization of investment tax credit....  (12)  (10)  (10)  (12)  (10)  (10)
  Research & experimentation income tax
   credits.................................    0    (1)   (1)    0    (1)   (1)
  Other....................................   (9)  (14)   (9)  (10)    2   (13)
                                            ----  ----  ----  ----  ----  ----
                                             (68)   27    42   (70)   43    38
                                            ----  ----  ----  ----  ----  ----
Total income tax expense................... $174  $259  $237  $151  $273  $247
                                            ====  ====  ====  ====  ====  ====
Effective income tax rate.................. 25.1% 39.1% 42.5% 23.9% 40.0% 41.5%

  In August 1999, PPL Electric Utilities released approximately $78 million of deferred income taxes associated with the CTC that were no longer required because of securitization.

Taxes Other than Income

                                                                  PPL Electric
                                                       PPL         Utilities
                                                  -------------- --------------
                                                  1999 1998 1997 1999 1998 1997
                                                  ---- ---- ---- ---- ---- ----
State gross receipts............................. $108 $105 $104 $105 $104 $104
State utility realty.............................   13   41   46   12   41   46
State capital stock..............................   13   18   34   11   17   34
Social security and other........................   27   24   20   25   23   20
                                                  ---- ---- ---- ---- ---- ----
                                                  $161 $188 $204 $153 $185 $204
                                                  ==== ==== ==== ==== ==== ====

9. Nuclear Decommissioning Costs

  PPL Electric Utilities' most recent estimate of the cost to decommission the Susquehanna station was completed in 1993 and was a site-specific study, based on immediate dismantlement and decommissioning of each unit following final shutdown. The study indicated that PPL Electric Utilities' 90% share of the total estimated cost of decommissioning the Susquehanna station is approximately $724 million in 1993 dollars. The estimated cost includes decommissioning the radiological portions of the station and the cost of removal of nonradiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

  Decommissioning costs have been historically charged to operating expense and have been based upon amounts included in customer rates. Beginning in 1998, decommissioning costs have been reclassified as a component of depreciation expense. Beginning in January 1999, in accordance with the PUC Final Order, decommissioning costs will be recovered from customers through the CTC over the 11 year life of the CTC rather than the remaining life of Susquehanna. The recovery will include a return on unamortized decommissioning costs. Decommissioning charges were $27 million in 1999 and $12 million in 1998 and 1997.

  Amounts collected from customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can be used only for future decommissioning costs. The market value of securities held and accrued income in the trust funds at December 31, 1999 and 1998 were approximately $255 million and $206 million, respectively. The trust funds experienced, on a fair market value basis, a $26 million net gain in 1999, which included net unrealized appreciation of $21 million, and a net gain in 1998 of $31 million, which included net unrealized appreciation of $26 million. The trust fund activity is reflected in the nuclear plant decommissioning trust fund and in other noncurrent liabilities on the Consolidated Balance Sheet. Accrued nuclear decommissioning costs were $260 million and $209 million at December 31, 1999 and 1998, respectively.

  In February 2000, the FASB issued another exposure draft on the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning of nuclear power plants. As a result, current industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability at the present value of the estimated future cash outflows that will be required to satisfy those obligations.

10. Financial Instruments

  During 1999, PPL and PPL Electric Utilities entered into forward starting interest rate swaps and treasury locks with various counterparties to hedge the interest rate risk associated with anticipated debt issuances, including the issuance of transition bonds in August 1999. All financial instruments associated with hedging the interest rate risk of the transition bonds were settled at the end of July. Proceeds of $24.8 million were received and deferred on the balance sheet in August, and will subsequently be amortized over the life of the transition bonds using the effective interest rate method. Seventy-five percent of these savings are being passed back to customers. On the same day that PPL Electric Utilities priced its transition bonds, it entered into short-dated treasury lock transactions with a notional amount of $1.07 billion to lock in the treasury rate related to its offer to purchase any or all of $1.66 billion of selected series of its first mortgage bonds. These contracts were settled one week later for an amount that was not significant. See Note 5 for additional information about transition bonds.

  In October 1999, PPL settled $170 million of notional amount of swaps in connection with the issuance of medium-term notes (as described in Note 11). PPL received net proceeds from these settlements of about $9 million. This amount has been deferred on the balance sheet and will subsequently be amortized over the life of the medium-term notes using the effective interest rate method.

  At December 31, 1999, PPL had also entered into forward-starting interest rate swap agreements with various counterparties to hedge the interest rate risk associated with debt issuances expected in the first quarter of 2000. These interest rate swap agreements involve the future exchange of floating rate interest payments for fixed rate interest payments over the life of the agreements. PPL agreed to pay fixed rates between 5.88%--7.06% on notional amounts of $1.05 billion, with maturity dates between February 15, 2005 and March 31, 2030. PPL will receive a variable rate interest payment based on either a 3-month or 6-month LIBOR rate through the maturity dates of these agreements. The estimated fair value of the forward interest rate swaps, which represents the estimated amount PPL would receive if it had terminated these agreements at December 31, 1999, was $32.5 million. In the fourth quarter, PPL Electric Utilities also entered into $171 million notional amount of interest rate swaps whereby the company agreed to pay a floating interest rate and receive a fixed interest rate payment.

These swaps were executed with the intent of adjusting the amount of floating-rate debt carried in its liability portfolio. At December 31, 1999 the estimated fair value of these contracts, representing the amount PPL Electric Utilities would pay if it terminated these agreements at December 31, 1999 was $4.9 million.

  During the fourth quarter of 1999, PPL also executed forward currency agreements with various counterparties to hedge a portion of its currency risk associated with its net investment in a foreign subsidiary. These agreements were settled in December 1999 with a realized gain of $1.9 million. This gain was recorded in "Accumulated Other Comprehensive Income" on the Consolidated Balance Sheet. At December 31, 1999 there were no forward currency agreements outstanding.

  The carrying amount on the Consolidated Balance Sheet and the estimated fair value of PPL's financial instruments are as follows (millions of dollars):

                                        December 31, 1999   December 31, 1998
                                        ------------------- -------------------
                                         Carrying   Fair     Carrying   Fair
                                          Amount    Value     Amount    Value
                                        ---------- -------- ---------- --------
Assets
  Nuclear plant decommissioning trust
   fund (a)............................  $    255  $    255  $    206  $    206
  Financial investments (a)............         1         1         1         1
  Other investments (a)................        15        15        11        11
  Cash and cash equivalents (a)........       133       133       195       195
  Other financial instruments included
   in other current assets (a).........         4         4         5         5
Liabilities
  Preferred stock with sinking fund
   requirements (b)....................        47        45        47        50
  Company-obligated mandatorily
   redeemable preferred securities of
   subsidiary trusts holding solely
   company debentures (b)..............       250       217       250       259
  Long-term debt (b)...................     4,157     4,189     2,984     3,176
  Commercial paper and bank loans (a)..       857       857       636       636

-------
(a) The carrying value of these financial instruments generally is based on established market prices and approximates fair value.

(b) The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PPL where quoted market prices are not available.

11. Credit Arrangements & Financing Activities

  PPL Electric Utilities issues commercial paper and, from time to time, borrows from banks to provide short-term funds for general corporate purposes. Bank borrowings generally bear interest at rates negotiated at the time of the borrowing. At December 31, 1999, PPL Electric Utilities had $183 million of commercial paper outstanding.

  PPL Capital Funding, whose purpose is to provide debt funding for PPL and its subsidiaries other than PPL Electric Utilities, also issues commercial paper. As with all PPL Capital Funding debt, this commercial paper is guaranteed by PPL. At December 31, 1999, PPL Capital Funding had $298 million of commercial paper outstanding.

  In July 1999, PPL Electric Utilities, PPL Capital Funding and PPL (as guarantor for PPL Capital Funding) entered into a new 364-day $750 million credit facility with a group of banks. This facility replaced a $350 million 364-day revolving credit facility shared by PPL Electric Utilities and PPL Capital Funding and five separate $80 million 364-day credit facilities maintained by PPL Capital Funding. No borrowings are outstanding under this new facility.

  In June 1999, PPL Electric Utilities instituted a short-term bond program in order to meet short-term working capital requirements and to increase financing flexibility. Under this program, a total of $600 million of short-term bonds were issued, with no more than $200 million of such bonds outstanding at any one time. This program was completed in August 1999, and no such bonds were outstanding at December 31, 1999.

  In August 1999, PPL purchased 14 million shares of common stock for $417 million, under forward purchase agreements with third parties. Also in August 1999, PPL Electric Utilities repurchased and subsequently retired $1.467 billion of first mortgage bonds through tender offers and open market purchases. See Note 5 for additional information on the issuance of $2.42 billion of transition bonds to securitize stranded costs, some of the proceeds of which were used to fund this purchase of common stock and tendered debt.

  In January 1999, PPL and PPL Capital Funding filed a $400 million shelf registration with the SEC for the registration of debt securities. In October 1999, PPL Capital Funding used this shelf registration to issue $200 million of medium-term notes in the form of 7.70% Reset Put Securities Series due 2007. In connection with this issuance, PPL Capital Funding assigned to a third party the option to call the notes from the holders on November 15, 2002. These notes will mature on November 15, 2007, but will be required to be surrendered by the existing holders on November 15, 2002 either through the exercise of the call option or, if such option is not exercised, through the automatic exercise of a mandatory put. If the call option is exercised, the notes will be remarketed and the interest rate will be reset for the remainder of their term to the maturity date. If the call option is not exercised, the mandatory put will be exercised and PPL Capital Funding will be required to repurchase the notes at 100% of their principal amount on November 15, 2002.

  PPL, PPL Capital Funding and PP&L Capital Funding Trust I filed a $1.2 billion shelf registration with the SEC in September 1999 for the registration of debt and equity securities. It is expected that such securities will be issued from time to time to provide funding for general corporate purposes, including making loans to the unregulated subsidiaries of PPL and reducing commercial paper balances.

  In November 1999, PPL Montana entered into $950 million of credit facilities, non-recourse to PPL, with a group of banks, including a $675 million 364-day facility and two revolving credit facilities totaling $275 million which mature in 2002. The purpose of these facilities is to provide bridge loan financing for the acquisition of the Montana assets and to fund PPL Montana's working capital needs. At December 31, 1999, $370 million of borrowings were outstanding under these facilities.

  In December 1999, Emel repaid $145 million of outstanding bank loans with proceeds from a borrowing from CEP Reserves, Inc., a PPL Electric Utilities indirect subsidiary. A $145 million demand note was established for the repayment of funds from Emel to CEP Reserves. Emel will pay a market-based rate of interest on the outstanding loan.

12. Acquisitions and Divestitures

  In August 1998 PPL acquired PPL Gas Utilities. The transaction was treated as a purchase for accounting and financial reporting purposes. PPL issued approximately 5.6 million shares of common stock with a value of approximately $135 million, to acquire all PPL Gas Utilities' common and preferred stock. Under the terms of the merger agreement, shareowners of PPL Gas Utilities received 6.968 common shares of PPL for each common share of PPL Gas Utilities that they owned and 0.682 common shares of PPL for each preferred share of PPL Gas Utilities that they owned.

  In February 1999, PPL acquired McCarl's; in April 1999, PPL Spectrum acquired Burns Mechanical; and in September 1999, PPL acquired Western Mass. Holdings. In October 1999, Burns Mechanical merged with DVY. The purchase prices for these mechanical contractor and engineering firms were not individually significant. In 1998 PPL had acquired H.T. Lyons and McClure.

  In May 1999, PPL Global acquired most of Bangor Hydro's generating assets and certain transmission rights, as well as its interest in an oil-fired generation facility, for $79 million. In August 1999, PPL Global purchased Bangor Hydro's 50% interest in the 20-megawatt West Enfield hydroelectric station for $10 million.

  In July 1999, PPL Global acquired an additional 29.4% interest in Emel for $95 million, resulting in majority ownership and control of the company. In August 1999, PPL Global acquired an additional 18.5% interest in Emel for $44 million. During October and November 1999, PPL Global acquired another 10% interest in Emel for $23 million and acquired interests in four of Emel's subsidiaries at a cost of $48 million. As a result of these acquisitions, PPL Global's ownership of Emel increased to 95.4%. Acquisition of the controlling interest in Emel in July 1999 also gave PPL Global a majority interest in EC, a holding company jointly owned by PPL Global and Emel. As a result, PPL Global consolidated the financial statements of Emel and EC effective January 1, 1999.

  In July 1999, PPL Global reached an agreement with Duke Energy North America to jointly complete the Griffith Energy Project, a gas-fired, combined-cycle power plant near Kingman, Arizona. As part of the agreement, PPL Global transferred a 50% interest in the project to Duke. PPL Global will fund 50% of the capital cost of the project. The facility, expected to be in service in 2001, will have a nominal base-load capacity of 500 megawatts and a peak capacity of 600 megawatts. The project cost is anticipated to be about $300 million.

  In September 1999, PPL Global's U.K. subsidiary, SWEB, sold its electricity supply business to London Electricity for about $264 million. PPL Global recorded an after tax gain from the sale of $64 million. The supply business provided about 15% of SWEB's annual earnings. PPL Global and Southern Energy will continue joint ownership of the electric delivery business, which has been renamed Western Power Distribution (WPD). WPD will continue to own and operate an extensive power network in southwest Britain, transporting and delivering electricity to 1.4 million customers.

  In November 1999, PPL Electric Utilities sold its Sunbury plant and the principal assets of its wholly-owned coal processing subsidiary, Lady Jane Collieries, to Sunbury Holdings, LLC. PPL Electric Utilities received cash proceeds of $107 million for these assets, which resulted in an after tax gain of about $42 million.

  In 1998 PPL Global signed definitive agreements with the Montana Power Company ("Montana Power"), Portland General Electric Company ("Portland") and Puget Sound Energy, Inc. ("Puget") to acquire interests in 13 Montana power plants, with 2,372 gross megawatts of generating capacity, for a purchase price of $1.546 billion. The acquisition involves the Colstrip and Corette coal-fired plants, 11 hydroelectric facilities and a storage reservoir. The Puget and Portland agreements also provide for the acquisition of related transmission assets for an additional $126 million, subject to certain conditions.

  In December 1999, PPL Global completed the purchase of about 1,315 gross megawatts of generating assets from Montana Power for $757 million. PPL Montana used $365 million of credit facilities, and PPL contributed approximately $392 million of project equity funds, through the issuance of PPL Capital Funding commercial paper and the redemption of investments, to acquire these assets. PPL Montana applied purchase accounting to record the transaction, and the assets acquired and the liabilities assumed were recorded at estimated fair value. The excess of the purchase price over the recorded assets and liabilities was about $71 million, at December 31, 1999, and was allocated as goodwill. This acquisition transferred to PPL Montana the 11 hydroelectric facilities, the storage reservoir, the Corette plant and Montana Power's ownership interest in three of the four units of the Colstrip plant, along with other generation-related assets. PPL Montana is now operating these facilities. PPL Montana also acquired the energy marketing and trading operation of Montana Power for an amount that was not significant. The Montana marketing and trading operation, which is now part of PPL EnergyPlus, is selling electricity in wholesale and retail markets in Montana and the Northwest.

  PPL Global's acquisition of the Colstrip interests of Portland and Puget, totalling 1,057 additional megawatts, is subject to several conditions, primarily the receipt of satisfactory regulatory approvals from the state utility commissions in Oregon and Washington. The Washington Utilities and Transportation Commission issued a decision in September 1999 with respect to Puget's 735-megawatt interest in Colstrip, which Puget is disputing in the state appellate court. On February 29, 2000, the Oregon Public Utility Commission denied Portland's application to sell its 322 megawatt interest in Colstrip, but stated that it would be willing to reconsider the decision if Portland could demonstrate sufficient additional benefits to Oregon ratepayers as a result of the sale. The interested parties are reviewing the regulatory decisions and evaluating possible actions to address the decisions. The acquisition agreements permit each party to terminate the respective agreements if closing does not occur by April 30, 2000. PPL cannot predict the outcome of these proceedings, whether the outcome will be satisfactory to the parties, or the effect of these proceedings on the timing or the ability to complete these acquisitions.

  In December 1999, the U.K.'s Office of Gas and Electricity Markets, the regulatory authority for electricity and natural gas distribution, announced the final price review for the electric distribution companies, including WPD. In this final price review, WPD was given a one-time rate cut of 19%, the lowest rate among distribution companies in the U.K. The price cut will be effective for five years starting in April 2000. As a result of this action, PPL Global evaluated the carrying value of its investment in WPD and the investment was written down by $36 million. In unrelated transactions, PPL Global wrote down the carrying value of two other international investments by a total of $16 million.

13. Stock-Based Compensation

  Under the PPL Incentive Compensation Plan ("ICP") and the Incentive Compensation Plan for Key Employees ("ICPKE") (together, the "Plans"), restricted shares of common stock as well as stock options may be granted to officers and other key employees of PPL, PPL Electric Utilities and other affiliated companies.

Awards under the Plans are made in the common stock of PPL by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and by the PPL Corporate Leadership Council in the case of the ICPKE. Each Plan limits the number of shares available for awards to two percent of the outstanding common stock of PPL on the first day of each calendar year. The maximum number of options which can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these shares that has not been granted may be carried over and used in any subsequent year. If any award lapses or is forfeited or the rights to the participant terminate, any shares of common stock are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

 Restricted Stock

  Restricted shares of common stock are outstanding shares with full voting and dividend rights. However, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death. Restricted shares vest fully if control of PPL changes, as defined by the Plans.

  Restricted stock awards of 108,890, 107,198 and 39,011 shares, with per share weighted-average fair values of $26.74, $22.74, and $23.39, were granted in 1999, 1998 and 1997, respectively. Compensation expense for these three years was less than $2 million annually. At December 31, 1999, there were 224,903 restricted shares outstanding. These awards currently vest three years from the date of grant.

 Stock Options

  Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL's common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and the Corporate Leadership Council in the case of the ICPKE. The Committee (or the Corporate Leadership Council, in the case of the ICPKE) has discretion to accelerate the exercisability of the options. All options expire ten years from the grant date. The options become exercisable if control of PPL changes, as defined by the Plans.

  At December 31, 1999, there were 626,020 stock options outstanding, with a fair value of $2.37 per option. Fair value was determined using a modified Black-Scholes model with the following assumptions: Risk-free interest rate-- 5.61%; Expected stock volatility--16.19%; Expected dividend yield rate--6.60%; and Expected Option life (years)--10.

  PPL applies Accounting Principles Board Opinion 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for stock options. Since stock options are granted at market price, no compensation cost has been recognized. Compensation calculated in accordance with the disclosure requirements of FASB 123, "Accounting for Stock-Based Compensation," was not significant and had no impact on earnings per share. (See Note 1).

  In April 1999, PPL made its initial award of stock options under the Plan. A summary of the stock option activity for 1999 follows:

                                                                     Weighted
                                                          Shares   Average Price
                                                          -------  -------------
Outstanding December 31, 1998............................       0
  Granted................................................ 704,800    $26.8465
  Exercised..............................................       0
  Forfeited.............................................. (78,780)   $26.8438
Outstanding December 31, 1999............................ 626,020    $26.8468
Exercisable December 31, 1999............................  13,570    $26.8438

  Outstanding options had a weighted-average remaining life of 9.2 years at December 31, 1999.

14. Retirement and Postemployment Benefits

 Pension and Other Postretirement Benefits

  PPL and its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans.

  PPL Electric Utilities, PPL Montana, Penobscot Hydro, and PPL Gas Utilities have funded, noncontributory defined benefit plans covering substantially all employees. PPL and its subsidiaries also provide supplemental retirement benefits to directors, executives, and other key management employees through nonqualified retirement plans.

  Substantially all employees of PPL's subsidiaries will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. The employees of North Penn Gas, a subsidiary of PPL Gas Utilities, are eligible for certain health care and life insurance benefits upon retirement through a noncontributory plan. Benefits for the PPL Electric Utilities and North Penn Gas postretirement benefits are paid from funded VEBA trusts sponsored by each company. PPL Electric Utilities and North Penn Gas made contributions to the VEBA trusts of $29 million and $1 million, respectively, during 1999. At December 31, 1999, PPL Electric Utilities had a regulatory asset of $7 million relating to postretirement benefits that is being amortized and recovered in rates with a remaining life of 13 years.

  Net pension and postretirement medical benefit costs were (millions of dollars):

                                                              Postretirement
                                               Pension           Medical
                                               Benefits          Benefits
                                            ----------------  ----------------
                                            1999  1998  1997  1999  1998  1997
                                            ----  ----  ----  ----  ----  ----
Service cost............................... $ 42  $ 35  $ 32  $ 5   $ 4   $ 4
Interest cost..............................   78    69    64   19    16    17
Expected return on plan assets.............  (99)  (87)  (77)  (7)   (4)   (2)
Net amortization and deferral..............   (9)  (13)  (11)  12     9    10
                                            ----  ----  ----  ---   ---   ---
Net periodic pension and postretirement
 benefit cost.............................. $ 12  $  4  $  8  $29   $25   $29
                                            ====  ====  ====  ===   ===   ===

  The net periodic pension cost charged to operating expenses was $9 million in 1999, $2 million in 1998 and $5 million in 1997. Retiree health and benefits costs charged to operating expenses were approximately $20 million in 1999, $19 million in 1998 and $23 million in 1997. Costs in excess of the amounts charged to expense were charged to construction and other accounts.

  Postretirement medical costs at December 31, 1999 were based on the assumption that costs would increase 7.5% in 1999, then the rate of increase would decline gradually to 6% in 2006 and thereafter. A one-percentage point change in the assumed health care cost trend assumption would have the following effects (in millions):

                                                             One        One
                                                          Percentage Percentage
                                                            Point      Point
                                                           Increase   Decrease
                                                          ---------- ----------
Effect on service cost and interest cost components......    $ 1        $ (1)
Effect on postretirement benefit obligation..............     12         (10)

  The following assumptions were used in the valuation of the benefit obligations:

                                                               Postretirement
                                                Pension           Medical
                                                Benefits          Benefits
                                             ----------------  ----------------
                                             1999  1998  1997  1999  1998  1997
                                             ----  ----  ----  ----  ----  ----
Discount rate............................... 7.0%  6.25% 6.75% 7.0%  6.25% 6.75%
Expected return on plan assets.............. 8.0%  8.0%  8.0%  6.35% 6.35% 6.5%
Rate of compensation increase............... 5.0%  5.0%  5.0%  5.0%  5.0%  5.0%

  The funded status of the combined plans was as follows (millions of dollars):

                                                             Postretirement
                                        Pension Benefits    Medical Benefits
                                        ------------------  ------------------
                                          1999      1998      1999      1998
                                        --------  --------  --------  --------
Change in Benefit Obligation
Benefit Obligation, January 1.........  $  1,232  $  1,022  $    303  $    244
  Service cost........................        42        35         5         4
  Interest cost.......................        78        69        19        16
  Plan amendments.....................         2        67        18        10
  Actuarial (gain)/loss...............      (127)       77       (15)       42
  Acquisitions/Divestitures...........        25*                  2*
  Special termination benefits........         3         9
  Actual expense paid.................        (3)       (3)
  Net benefits paid...................       (46)      (44)      (15)      (13)
                                        --------  --------  --------  --------
Benefit Obligation, December 31.......     1,206     1,232       317       303

Change in Plan Assets
Plan assets at fair value, January 1..     1,627     1,429       104        66
  Actual return on plan assets........       201       244         9        13
  Employer contributions..............         1         1        33
  Acquisitions/Divestitures...........        19*
  Actual expense paid.................        (3)       (3)                 38
  Net benefits paid...................       (46)      (44)      (16)      (13)
                                        --------  --------  --------  --------
Plan assets at fair value, December
 31...................................     1,799     1,627       130       104

Funded Status
Funded Status of Plan.................       593       395      (187)     (199)
Unrecognized transition assets........       (45)      (49)      113       122
Unrecognized prior service cost.......       110       115        33        14
Unrecognized net (gain)/loss..........      (906)     (691)       23        44
                                        --------  --------  --------  --------
Asset/(liability) recognized..........      (248)     (230)      (18)      (19)

Amounts recognized in the Consolidated Balance Sheet
 consist of:
  Prepaid benefit cost..............................      1      1
  Accrued benefit liability.........................   (250)  (231)  (18)  (19)
  Intangible asset..................................      1      1
  Additional minimum liability......................    (11)   (13)
  Accumulated other comprehensive income............     11     12
                                                      -----  -----  ----  ----
Net Amount Recognized...............................  $(248) $(230) $(18) $(19)

-------
 * Acquisition of PPL Montana & Penobscot Hydro net of Sunbury divestiture.

  The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were (in millions) $41, $34 and $6 respectively, as of December 31, 1999, and $40, $34 and $6 respectively, as of December 31, 1998.

  PPL Electric Utilities and its subsidiaries formerly engaged in coal mining accrued an additional liability for the cost of health care of their retired miners. At December 31, 1999, the liability was $19 million. The liability is net of $50 million of estimated future benefit payments offset by $31 million of available assets in PPL Electric Utilities funded VEBA trusts.

 Savings Plans

  Substantially all employees of PPL's subsidiaries are eligible to participate in deferred savings plans (401k's). Company contributions to the plans approximated $6 million in 1999, $4 million in 1998, and $2 million in 1997. Increasing contributions were the result of company acquisitions and a 1999 enhanced matching formula for the PPL Electric Utilities plans.

 Postemployment Benefits

  PPL Electric Utilities provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not significant in 1999, 1998 or 1997.

15. Jointly Owned Facilities

  At December 31, 1999, subsidiaries of PPL owned undivided interests in the following facilities (millions of dollars):

                                     Electric
                                     Utility                        Construction
                           Ownership Plant in  Other   Accumulated    Work in
                           Interest  Service  Property Depreciation   Progress
                           --------- -------- -------- ------------ ------------
PPL Electric Utilities
Generating Stations
  Susquehanna.............   90.00%   $4,133              $3,408        $26
  Keystone................   12.34%       69                  43          1
  Conemaugh...............   11.39%      104                  50          2
Merrill Creek Reservoir...    8.37%             $22           11
PPL Montana
Generating Stations
  Colstrip Units 1 & 2....   50.00%      192      4                       4
  Colstrip Unit 3.........   30.00%      160      3                       2
PPL Global
Generating Station
  Wyman...................    8.33%       15

  Each participant, either on its own behalf or through another PPL affiliate, provided its own financing for its share of the facility. Each of the participants received a portion of the total output of the generating stations equal to its percentage ownership. The participant's share of fuel and other operating costs associated with the stations is reflected on the Consolidated Statement of Income.

16. Commitments and Contingent Liabilities

 Construction Expenditures

  PPL Electric Utilities' construction expenditures for the period 2000-2004 are estimated to aggregate $1.7 billion, including AFUDC and capitalized interest. For discussion pertaining to construction expenditures, see Review of Financial Condition and Results of Operations under the caption "Financial Condition--Capital Expenditure Requirements."

 Nuclear Insurance

  PPL Electric Utilities is a member of certain insurance programs which provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PPL Electric Utilities is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PPL Electric Utilities could be assessed retroactive premiums in the event of the insurers' adverse loss experience. At December 31, 1999, the maximum amount PPL Electric Utilities could be assessed under these programs was about $24 million.

  PPL Electric Utilities' public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $9.7 billion under provisions of The Price Anderson Amendments Act of 1988. PPL Electric Utilities is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PPL Electric Utilities could be assessed up to $168 million per incident, payable at a rate of $20 million per year, plus an additional 5% surcharge, if applicable.

Environmental Matters

 Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PPL subsidiaries are in compliance with the 1995 Phase I acid rain provisions and have taken steps to comply with the year 2000 Phase II acid rain provisions.

  PPL Electric Utilities has met the 1995 ambient ozone requirements of the Clean Air Act by reducing its rate of NOx emissions by nearly 50% through the use of low NOx burners. During 1999, further seasonal (May-June) NOx reductions to 55% from 1990 levels were achieved in response to PA DEP's rule implementing the Northeast Ozone Transport Region's Memorandum of Understanding (OTR MOU). These reductions were achieved with operational initiatives that rely, to a large extent, on the low NOx burners.

  The PA DEP has proposed further seasonal (May-June) NOx reductions to 80% from 1990 levels starting in 2003. These further reductions are based on the requirements of the OTR MOU and two EPA ambient ozone initiatives: the September, 1998, EPA SIP-call issued under Section 110 of the Clean Air Act, requiring reductions from 22 eastern states, including Pennsylvania; and the Northeastern states, requiring reductions from sources in 12 northeastern states and D.C., including PPL Electric Utilities' sources. Despite various court challenges to the EPA initiatives, the PA DEP is expected to move forward with the 2003 NOx reductions based on the OTR MOU. PPL Electric Utilities estimates that the 2003 NOx reductions will be achieved with the installation of SCR (selective catalytic reduction) technology on PPL Electric Utilities' three largest units.

  EPA has also developed new standards for ambient levels of fine particulates. These standards were challenged and remanded to EPA by the D.C. Circuit Court in 1999. The new particulates standard, if finalized, may require further reductions in SO\\2\\ for certain PPL subsidiaries and may expand the planned seasonal NOx reductions at PPL Electric Utilities to year-round commencing in 2010-2012.

  Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine what should be regulated. The EPA has concluded that mercury is the power plant air toxin of greatest concern, but that more evaluation is needed before it can determine whether it must be regulated. The EPA is now seeking mercury and chlorine sampling and other data from electric generating units, including those operated by PPL Electric Utilities and PPL Montana.

  The EPA recently initiated enforcement actions against eight utilities, asserting that older, coal-fired power plants operated by those utilities have, over the years, been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act. The EPA also has threatened similar enforcement action with respect to plants operated by other, unnamed utilities, as well as facilities in other industries. PPL and PPL Electric Utilities at this time are unable to predict whether such EPA enforcement actions will be brought with respect to any PPL Electric Utilities or PPL Montana plants and the scope, outcome or ultimate financial impact of any potential EPA actions. Compliance with any such EPA enforcement actions could result in additional capital and operating expenses in amounts which are not now determinable but which could be significant.

  The EPA is also proposing to revise its regulations in a way that will require power plants to meet new source performance standards and/or undergo new source review for many maintenance and repair activities that are currently exempted as routine.

  Expenditures to meet the 2000 acid rain and 2003 NOx reduction requirements are included in the table of projected construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. PPL currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2002 in amounts which are not now determinable, but which could be significant.

 Water and Residual Waste

  The final NPDES permit for PPL Electric Utilities' Montour plant contains stringent limits for iron and chlorine discharges. Depending on the results of a toxic reduction study, additional water treatment facilities or operational changes may be needed at this plant.

  Capital expenditures through the year 2003 to correct groundwater degradation at fossil-fueled generating stations, and to address waste water control at PPL Electric Utilities' facilities are included in the table of construction expenditures in the section entitled "Financial Condition-- Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. In this regard, PPL Electric Utilities currently estimates that about $6 million of additional capital expenditures may be required in the next four years to close some of the ash basins and address other ash basin issues at various generating plants. Additional capital expenditures could be required beyond the year 2003 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control, are also expected to result in increased operating costs in amounts which are not now determinable but which could be material.

 Superfund and Other Remediation

  In 1995, PPL Electric Utilities entered into a consent order with the DEP to address a number of sites where PPL Electric Utilities may be liable for remediation or contamination. This may include potential PCB contamination at certain PPL Electric Utilities substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PPL Electric Utilities; and oil or other contamination which may exist at some of PPL Electric Utilities' former generating facilities. As of December 31, 1999, PPL Electric Utilities has completed work on approximately two-thirds of the sites included in the consent order.

  In 1996, PPL Gas Utilities entered into a similar consent order with the DEP to address a number of its sites where PPL Gas Utilities may be liable for remediation of contamination. The sites primarily include former coal gas manufacturing facilities. Prior to PPL acquiring PPL Gas Utilities in August of 1998 PPL Gas Utilities had obtained a "no further action" determination from the DEP for two of the 20 sites covered by the order.

  At December 31, 1999, PPL Electric Utilities and PPL Gas Utilities had accrued approximately $6 million and $16 million, respectively, representing the amounts they can reasonably estimate they will have to spend for site remediation, including those sites covered by each company's consent orders mentioned above.

  In October 1999, the Montana Supreme Court held in favor of several citizens' groups that the right to a clean and healthful environment is a fundamental right guaranteed by the Montana Constitution. The Court's ruling could result in significantly more stringent environmental laws and regulations as well as an increase in citizens' suits under Montana's environmental laws. The effect on PPL Montana of any such changes in laws or regulations or any such increase in citizen suits is not currently determinable but could be significant.

  Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL subsidiaries that cannot be estimated at this time. PPL Montana has been indemnified by the Montana Power Company for any preacquisition environmental liability. However, this indemnification is conditioned on certain circumstances that can result in PPL Montana and the Montana Power Company sharing in certain costs within limits set forth in the Asset Purchase Agreement.

 General

  Due to the environmental issues discussed above or other environmental matters, PPL Electric Utilities may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Electric Utilities also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

Loan Guarantees of Affiliated Companies

  PPL provides certain guarantees for its subsidiaries. Specifically, PPL guarantees all of the debt of PPL Capital Funding. As of December 31, 1999, PPL guaranteed $597 million of medium-term notes and $298 million of commercial paper issued by PPL Capital Funding. At December 31, 1998 PPL had guaranteed $397 million of PPL Capital Funding's medium-term notes, and $552 million of its commercial paper. PPL also provided loan guarantees to PPL Global subsidiaries, totaling $118 million in 1999 and $13 million in 1998. Also, PPL guaranteed notes of a subsidiary of PPL Gas Utilities, amounting to $18 million and $19 million at the end of 1999 and 1998, respectively. Additionally, PPL has guaranteed certain obligations of PPL EnergyPlus for up to $271 million under power purchase and sales agreements. These guarantees amounted to $31 million in 1998.

  At December 31, 1999 and 1998, PPL Electric Utilities provided a guarantee in the amount of $12 million in support of one of its subsidiaries.

Source of Labor Supply

  As of December 31, 1999, PPL and its subsidiaries had 9,166 employees, including 6,314 full-time PPL Electric Utilities employees and 470 full-time PPL Montana employees. Approximately 62 percent of PPL Electric Utilities' full-time employees are represented by the IBEW. Approximately 68 percent of PPL Montana employees are represented by the IBEW. PPL Electric Utilities reached a new labor agreement with the IBEW in 1998. This agreement expires in May 2002. PPL Montana's contract with the IBEW expires in 2001.

17. New Accounting Standards

  In June 1999, the FASB issued SFAS 137 which defers the effective date of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," to fiscal years beginning after June 15, 2000. PPL and PPL Electric Utilities intend to adopt SFAS 133 as of January 1, 2001. The impact of adopting this statement on the net income and financial position of PPL and PPL Electric Utilities is not expected to be material.

18. Subsequent Events

  In February 2000, PPL Capital Funding issued $500 million of medium-term notes in the form of 7.75% series due 2005. This issuance used $500 million of the $1.2 billion SEC shelf registration filed in September 1999. At the time of issuance, PPL also settled a number of forward-starting swaps that had been entered into in a lower interest rate environment as a means to lock-in interest rates and limit exposure to increasing interest rates, all pursuant to PPL's Interest Rate Risk Management Program. The Company received net proceeds of $15.8 million from the settlement of these contracts, which will be deferred on the balance sheet and subsequently amortized over the life of the medium-term notes. The effective interest rate on the medium-term notes was reduced by approximately 75 basis points as a result of this hedging activity. Also, in conjunction with this transaction, PPL swapped $350 million notional amount of these notes from fixed to floating-rate instruments with an initial average rate of three-months LIBOR plus 45 basis points to adjust the amount of floating-rate debt carried in its liability portfolio.

SELECTED FINANCIAL AND OPERATING DATA
PPL Corporation

                                        1999(a) 1998(a)  1997(a)  1996   1995(a)
                                        ------- -------  ------- ------- -------
Income Items--millions
Operating revenues....................  $ 4,590 $ 3,786  $ 3,077 $ 2,926 $ 2,752
Operating income (f)..................      872     827      800     810     836
Net Income (Loss).....................      432    (569)     296     329     323
Balance Sheet Items--millions (b)
Property, plant and equipment, net....    5,644   4,480    6,820   6,960   6,970
Recoverable transition costs..........    2,647   2,819
Total assets..........................   11,174   9,607    9,485   9,670   9,492
Long-term debt........................    4,157   2,984    2,735   2,832   2,859
Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trusts holding solely
 company debentures...................      250     250      250
Preferred stock
  With sinking fund requirements......       47      47       47     295     295
  Without sinking fund requirements...       50      50       50     171     171
Common equity.........................    1,613   1,790    2,809   2,745   2,597
Short-term debt.......................      857     636      135     144      89
Total capital provided by investors...    6,974   5,757    6,026   6,187   6,011
Capital lease obligations.............      125     168      171     247     220
Financial Ratios
Return on average common equity--%
 (e)..................................    16.89   10.98    11.69   12.30   11.23
Embedded cost rates (b)
  Long-term debt--%...................     6.95    7.40     7.88    7.89    7.95
  Preferred stock--%..................     5.87    5.87     5.85    6.09    6.09
  Preferred securities--%.............     8.43    8.43     8.43
Times interest earned before income
 taxes (e)............................     3.04    3.28     3.59    3.55    3.17
Ratio of earnings to fixed charges--
 total enterprise basis (c), (e)......     2.86    3.10     3.40    3.45    3.08
Ratio of earnings to fixed charges and
 dividends on preferred stock--total
 enterprise basis (c), (e)............     2.61    2.78     3.02    2.90    2.51
Common Stock Data
Number of shares outstanding--
 thousands
  Year-end............................  143,697 157,412  166,248 162,665 159,403
  Average.............................  152,287 164,651  164,550 161,060 157,649
Number of record shareowners (b)......   91,553 100,458  117,293 123,290 128,075
Earnings (loss) per share--reported...  $  2.84 $ (3.46) $  1.80 $  2.05 $  2.05
Earnings per share excluding one-time
 adjustments (e)......................  $  2.35 $  1.87  $  2.00 $  2.05 $  1.79
Dividends declared per share..........  $  1.00 $ 1.335  $  1.67 $  1.67 $  1.67
Book value per share (b)..............  $ 11.23 $ 11.37  $ 16.90 $ 16.87 $ 16.29
Market price per share (b)............  $22.875 $27.875  $23.938 $    23 $    25
Dividend payout rate--% (e)...........       43      71       84      81      93
Dividend yield--% (d).................     4.37    4.79     6.98    7.26    6.68
Price earnings ratio (e)..............     9.73   14.91    11.97   11.22   13.97

-------
(a) The earnings for each year, except for 1996, were affected by one-time adjustments. These adjustments affected net income and certain items under Financial Ratios and Common Stock Data. See "Earnings" in Review of Financial Condition and Results of Operations for a description of one-time adjustments in 1999, 1998 and 1997.
(b) At year-end.
(c) Computed using earnings and fixed charges of PPL and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.
(d) Based on year-end market prices.
(e) Based on earnings excluding one-time adjustments.
(f) Operating income of 1997 and earlier years restated to conform to the current presentation.

EXECUTIVE OFFICERS OF PPL CORPORATION

  Officers of PPL Corporation are elected annually by the Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

  There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

  Listed below are the executive officers of PPL Corporation as of December 31, 1999:

                                                                              Effective Date of
                                                                                 Election to
  Name                   Age                     Position                     Present Position
  ----                   ---                     --------                     -----------------
William F. Hecht........  56 Chairman, President and Chief Executive Officer  February 24, 1995
Frank A. Long...........  59 Executive Vice President                         February 24, 1995
Robert G. Byram*........  54 Senior Vice President and Chief Nuclear Officer  April 1, 1997
John R. Biggar..........  55 Senior Vice President and Chief Financial        November 1, 1998
                             Officer
Paul T. Champagne*......  41 President-PPL Global, Inc.                       May 24, 1999
Robert J. Grey..........  49 Senior Vice President, General Counsel and       March 1, 1996
                             Secretary
Terry H. Hunt...........  51 Senior Vice President-Strategic Planning         October 1, 1998
Joseph J. McCabe........  49 Vice President and Controller                    August 1, 1995
James E. Abel...........  48 Vice President-Finance and Treasurer             June 1, 1999

-------
 * Mr. Byram and Mr. Champagne have been designated executive officers of PPL Corporation by virtue of their respective positions at PPL Corporation subsidiaries.

  Each of the above officers, with the exception of Messrs. Champagne, Grey and Hunt, has been employed by PPL Electric Utilities for more than five years as of December 31, 1999. Mr. Champagne joined PPL Global in January 1995. Prior to that time, he was Regional Manager-Business Development--Midwest at Mission Energy Company. Mr. Grey joined PPL Electric Utilities in March 1995. He had been General Counsel of Long Island Lighting Company since 1992. Mr. Hunt joined PPL Electric Utilities in October 1998. He had been President and CEO of PPL Gas Utilities.

  Prior to their election to the positions shown above, the following executive officers held other positions within PPL Electric Utilities since January 1, 1995: Mr. Byram was Senior Vice President --Nuclear and Senior Vice President--Generation and Chief Nuclear Officer; Mr. Biggar was Vice President-Finance, Vice President--Finance and Treasurer and Senior Vice President-Financial; Mr. Grey was Vice President, General Counsel and Secretary; Mr. McCabe was Controller; and Mr. Abel was Manager--Treasury, Manager--Auditing, and Treasurer.

SHAREOWNER AND INVESTOR INFORMATION

  Annual Meeting: The annual meeting of shareowners of PPL Corporation is held each year on the fourth Friday of April. The 2000 annual meeting will be held on Friday, April 28, 2000, at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, PA.

  Proxy Statement Material: A proxy statement and notice of PPL's annual meeting is mailed to all shareowners of record as of February 29, 2000.

  Dividends: The 2000 dates for consideration of the declaration of dividends on PPL Common Stock by the Board of Directors or its Executive Committee are February 25, May 26, August 25 and November 17. Subject to the declaration, such dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2000 record dates for dividends are expected to be March 10, June 9, September 8, and December 8.

  Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

  Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Common Stock reinvested in PPL Common Stock instead of receiving the dividend by check.

  Certificate Safekeeping: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PPL Electric Utilities for safekeeping.

  Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

  Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

  Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

  Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

  PPL Summary Annual Report: Published and mailed in mid-March to all shareowners of record.

  Shareowner News: An easy-to-read newsletter containing current items of interest to shareowners--published and mailed at the beginning of each quarter.

  Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

  Duplicate Mailings: The summary annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

  Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

  The toll-free Shareowner Information Line is 1-800-345-3085.

  Other PPL publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

  Another part of this service is an enhanced Internet home page
(www.pplresources.com). Shareowners can access PPL Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

  Investor Services: For any questions you have or additional information you require about PPL and its subsidiaries, please call the Shareowner Information Line, or write to:

    George I. Kline
    Manager-Investor Services
    PPL Corporation
    Two North Ninth Street
    Allentown, PA 18101

  Internet Access: For updated information throughout the year, check out our home page at http://www.pplresources.com. You may also contact Investor Services via E-mail at invserv@papl.com.

Listed Securities:                    Fiscal Agents:
New York Stock Exchange               Stock Transfer Agents and Registrars

                                       Norwest Bank Minnesota, N.A.
PPL Corporation:                       Shareowner Services
Common Stock (Code: PPL)               161 North Concord Exchange

                                       South St. Paul, MN 55075

PPL Electric Utilities Corporation:    PPL Electric Utilities Corporation
4 1/2% Preferred Stock                 Investor Services Department

(Code: PPLPRB)                        Dividend Disbursing Office and
4.40% Series Preferred Stock          Dividend Reinvestment Plan Agent
(Code: PPLPRA)                         PPL Electric Utilities Corporation

                                       Investor Services Department
PP&L Capital Trust:

8.20% Preferred Securities            Mortgage Bond Trustee
(Code: PPLPRC)                         Bankers Trust Co.

                                       Attn: Security Transfer Unit
PP&L Capital Trust II:                 P.O. Box 291569
8.10% Preferred Securities             Nashville, TN 37229
(Code: PPLPRD)


                                      Bond Interest Paying Agent
Philadelphia Stock Exchange            PPL Electric Utilities Corporation
PPL Corporation:                       Investor Services Department
Common Stock

PPL Electric Utilities Corporation
4 1/2% Preferred Stock
3.35% Series Preferred Stock
4.40% Series Preferred Stock
4.60% Series Preferred Stock

QUARTERLY FINANCIAL, COMMON STOCK PRICE AND DIVIDEND DATA (Unaudited) PPL Corporation and Subsidiaries
(Millions of Dollars, except per share data)

                                                For the Quarters Ended(a)
                                            -----------------------------------
                                            March 31 June 30  Sept. 30 Dec. 31
                                            -------- -------  -------- --------
1999
Operating revenues......................... $  1,067 $ 1,004   $1,386  $  1,133
Operating income...........................      262     164      238       208
Net income before extraordinary items......      120      63      161       134
Net income.................................      120      63      102       147
Earnings per common share (b)..............     0.76    0.40     0.68      1.02
Dividends declared per common share (c)....     0.25    0.25     0.25      0.25
Price per common share
  High.....................................   28 1/2  31 7/8       32    28 1/2
  Low......................................   24 3/4  24 1/8   25 3/8    20 3/8
1998
Operating revenues......................... $    880 $   838   $1,166  $    902
Operating income...........................      236     148      262       181
Net income before extraordinary items......      101      54      136        88
Net income (loss)..........................      101    (894)     136        88
Earnings (loss) per common share (b).......     0.60   (5.34)    0.81      0.56
Dividends declared per common share (c)....   0.4175  0.4175     0.25      0.25
Price per common share
  High.....................................   24 1/4  24 3/8   26 3/8  28 15/16
  Low...................................... 21 11/16  20 7/8       22  24 15/16

-------
(a) PPL's electric and gas utility businesses are seasonal in nature with peak sales periods generally occurring in the winter months. In addition, earnings in 1999 and 1998 were affected by one-time adjustments. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.
(b) The sum of the quarterly amounts may not equal annual earnings per share due to changes in the number of common shares outstanding during the year or rounding.
(c) PPL has paid quarterly cash dividends on its common stock in every year since 1946. The dividends paid per share in 1998 were $1.50 and in 1999 were $1.00. The most recent regular quarterly dividend paid by PPL was 25 cents per share (equivalent to $1.00 per annum) paid January 1, 2000. Future dividends, declared at the discretion of the Board of Directors, will be dependent upon future earnings, financial requirements and other factors.

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

                             George Kline, Manager
                         Investor Services Department
                      PPL Electric Utilities Corporation
                  Two North Ninth Street, Allentown, PA 18101

                   Shareowner Information Line: 800-345-3085

                                ---------------

  PPL and PPL Utilities file a joint Form 10-K Report and Form 10-Q Report with the Securities and Exchange Commission. The Form 10-K Report for 1999 and the Form 10-Q Report for the quarter ending March 31, 2000 are available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

  Whether you plan to attend the meeting or not, please mark, date, sign and mail the accompanying Proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.


                                ---------------


                For the latest information on PPL Corporation,
                     visit our location on the Internet at
                          http://www.pplresources.com

                                 [LOGO OF PPL]

ADMISSION TICKET
PPL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
1:30 p.m., April 28, 2000
Lehigh University's Stabler Arena
Bethlehem, Pennsylvania


                                                        March 13, 2000




DEAR SHAREOWNER:

    It is a pleasure to invite you to attend the 2000 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Friday, April 28, 2000, at Lehigh University's Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem, following the Annual Meeting of Shareowners of PPL Electric Utilities Corporation.

    Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company's operations and a question-and-answer period will follow.

    We hope you will be able to attend in person. If you plan to attend the meeting, please detach and return your proxy now and bring this admission ticket with you to the meeting. If you are unable to attend the meeting but have any questions or comments on the company's operations, we would like to hear from you.

    Your vote is important. Whether you own one share or many, please mark, sign, date and return your proxy as soon as possible so that you will be represented at the meeting in accordance with your wishes.

                                        Sincerely yours,

                                        /s/William F. Hecht
                                        -----------------------
                                        William F. Hecht
                                        Chairman, President and
                                        Chief Executive Officer

PROXY   [LOGO OF PPL]

PLEASE DATE AND SIGN YOUR NAME(S) EXACTLY AS SHOWN AT
RIGHT, AND INDICATE YOUR VOTE ON THE REVERSE SIDE. MAKE
SURE THE RETURN ADDRESS ON THIS CARD SHOWS IN THE WINDOW
OF THE RETURN ENVELOPE. RETAIN THE TOP PORTION OF THIS
PAGE AS YOUR ADMISSION TICKET FOR THE ANNUAL MEETING.

                                [ ] CHECK HERE IF THE INFORMATION
                                    SHOWN ABOVE HAS CHANGED.

                                IMPORTANT: When signing as attorney, executor,
                                administrator, trustee or guardian, please give
PROXY VOTE                      your full title as such. In the case of JOINT
PPL CORPORATION                 HOLDERS, all should sign.
2 N 9TH STREET
ALLENTOWN PA 18101-9971         ________________ Date ________________
                                ________________ Date ________________

                              [MAP APPEARS HERE]

INDICATE YOUR VOTE BY PLACING AN (X) IN THE APPROPRIATE BOX, USING BLACK OR DARK BLUE INK. PLEASE DATE AND SIGN YOUR NAME(S) ON THE REVERSE SIDE.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 28, 2000

William F. Hecht, Frank A. Long and Norman Robertson, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on April 28, 2000, and adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

Shares represented by all properly executed proxies will be voted at the Annual Meeting in the manner specified. If properly executed and returned, and no specification is made, votes will be cast "FOR" all items on the proxy.

1. ELECTION OF DIRECTORS        2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(1) JOHN W. CONWAY
(2) E. ALLEN DEAVER
(3) ELMER D. GATES
(4) W. KEITH SMITH

           FOR ALL      WITHHOLD
FOR ALL   EXCEPT(*)     FOR ALL       FOR     AGAINST   ABSTAIN
[ ]         [ ]          [ ]          [ ]       [ ]       [ ]

(*) TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE AND MARK AN (X) IN THE "FOR ALL EXCEPT" BOX.